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SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:
☐	Preliminary information statement
☐	Confidential, for Use of the Commission only (as permitted by Rule 14c-5(d)(2))
☒	Definitive information statement

OneLink, Inc. (Name of Registrant as Specified in Charter)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction: $214,300
	(5)	Total fee paid: $43
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

ONELINK, INC.
10340 Viking Drive, Suite 150
Eden Prairie, Minnesota 55344

November 13, 2002

Dear Shareholder:

        This Information Statement is being furnished to the holders of common stock, par value $.01 per share, and the holders of Series A Preferred Stock of OneLink, Inc., a Minnesota corporation, in connection with the proposed sale of substantially all of the assets of OneLink to CallVision, Inc., a Washington corporation. We believe the asset sale is fair to and in the best interests of OneLink and its shareholders. The asset sale and the proposed Asset Purchase Agreement have the unanimous support of our board of directors, and shareholders holding a majority of the issued and outstanding voting capital stock have agreed in writing to the asset sale pursuant to a voting agreement with CallVision. This action by our shareholders is sufficient to ensure that a majority of our shareholders approve the asset sale without the vote of any other shareholder. Accordingly, your approval is not required and is not being sought.

        Under the Asset Purchase Agreement, OneLink will receive an aggregate of $200,000 in consideration for its assets. In addition, OneLink will receive $14,300 for certain expenses, plus 15% of all revenue CallVision generates from the sale of TeleSmart and TeleMetrics services or future derivatives thereof (excluding revenue generated in connection with OneLink's service agreement with Qwest Communications International, Inc.) until December 31, 2003. OneLink shareholders are not expected to receive any cash, stock or other property in connection with or as a result of the sale of assets. OneLink will no longer engage in any business but will attempt to continue being a publicly held reporting company by filing required disclosure documents. Nevertheless, we cannot be certain that this will be possible. Subject to regulatory requirements, OneLink common stock will continue to be quoted on the OTC Bulletin Board, and OneLink will make reasonable efforts to continue filing disclosure reports with the Securities and Exchange Commission. OneLink hopes to find a private company seeking to become a publicly held company through a merger.

        This Information Statement and the attached documents provide you with detailed information about the asset sale. Please read these documents carefully in their entirety. You may also obtain other information about OneLink from publicly available documents that have been filed with the Securities and Exchange Commission.

                      Very truly yours,

                      /s/  PAUL F. LIDSKY

                      Paul F. Lidsky
                       Chief Executive Officer

ONELINK, INC.
10340 Viking Drive, Suite 150
Eden Prairie, Minnesota 55344

NOTICE OF MEETING AND INFORMATION STATEMENT
for
Special Meeting of Shareholders
to be held November 22, 2002 at 10:00 a.m. (Central Time)

        This Information Statement is being mailed to shareholders of OneLink, Inc., a Minnesota corporation, in connection with the sale of substantially all of the Company's assets. Under Minnesota corporate law, a sale of substantially all of the assets of a corporation requires the approval of a majority of a corporation's voting shares. Pursuant to a voting agreement with CallVision, Inc., a Washington corporation and buyer of the Company's assets, shareholders holding a majority of the shares of Company's voting capital stock have already agreed to vote their shares in favor of the asset sale either in person or by proxy delivered to CallVision. Accordingly, your vote is not being solicited nor are you being furnished with a proxy. This Notice of Meeting and Information Statement is furnished to you solely for the purpose of informing shareholders of these corporate actions before they take effect, in the manner required under the Securities Exchange Act of 1934, as amended, and providing you with notice of the meeting of the Company's shareholders at which the asset sale shall be approved (the "Special Meeting").

        The Special Meeting will be held on November 22, 2002 at the offices of Maslon Edelman Borman & Brand, LLP, the Company's counsel, located at 3300 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402. This Information Statement was first sent to holders of the Company's voting capital stock on or about November 13, 2002.

        Only shareholders of the Company's common stock, $0.01 par value, and Series A Preferred Stock, $0.01 par value, of record at the close of business on September 24, 2002 are entitled to vote at the Special Meeting. Each holder of common stock is entitled to one vote for each share of common stock held by such shareholder, and each holder of Series A Preferred Stock is entitled to one vote for each share of common stock into which such shareholder's Series A Preferred shares are convertible, determined as of the record date. On the record date, there were outstanding 9,861,254 shares of common stock, and 1,320,000 shares of Series A Preferred Stock entitling the holders thereof to an aggregate of 1,320,000 votes. OneLink shareholders are eligible to exercise dissenters' and appraisal rights in connection with the asset sale. For more information, please read the "Dissenters' Rights" summary beginning on page 30.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

SUMMARY TERM SHEET

        The following is a summary of the material terms of the asset sale. This discussion of the material terms of the asset sale is qualified in its entirety by reference to the more detailed description in this Information Statement found in "Description of the Asset Sale" beginning on page 9.

        Sale of Assets.    OneLink proposes to sell substantially all of its assets to CallVision. The assets being sold fall into four main categories: software, hardware, intellectual property and service contracts. Management's best estimate is that the software being sold is worth approximately $10,000, that the hardware being sold is worth approximately $50,000, and that the intellectual property being sold is worth approximately $40,000. The Company is selling only one service agreement to CallVision, which is the service agreement with Qwest Communications International, Inc. The Company believes this service agreement is worth approximately $100,000. All of the assets being sold are currently in CallVision's possession, under the terms of the asset sale to CallVision. OneLink does not maintain any operations and will not have any operations after the closing of the asset sale. After the sale, OneLink will retain only those assets currently in its possession—electronic equipment and corporate files and records whose aggregate value is less than $5,000.

        Reasons for the Asset Sale.    OneLink proposes to sell substantially all of its assets for a variety of reasons, including the Company's inability to continue ongoing operations with current cash flow combined with its inability to obtain additional financing, the severe slowdown in the telecommunications industry, and dramatically reduced spending on peripheral products and services by telephone companies.

        OneLink was unable to generate positive cash flow in order to sustain business operations. The Company had negative cash flow of $143,258 in the first six months of 2002, $1,038,256 in 2001, $2,728,252 in 2000 and $878,587 of in 1999. The Company had only $147,768 in cash available at December 31, 2001 and $13,229 at June 30, 2002. Net losses for those same periods were $797,403 for the first six months of 2002, $1,798,976 for 2001, $3,477,450 for 2000 and $1,528,390 for 1999. The Company was able to continue operating during 2001 only due to a private placement of preferred stock which raised net cash proceeds of $615,133.

        The Company's continued net operating losses and negative cash flow made it impossible for the Company to successfully raise additional financing in a stagnant economic market. The economic downturn hit the telecommunications industry particularly hard. Telephone companies were forced to dramatically reduce spending on peripheral products and services such as those offered by OneLink. In the face of these difficulties, OneLink was unable to acquire another major service agreement with a telephone company. Without financing or any new revenue-generating service agreements, OneLink was forced to either declare bankruptcy, dissolve and liquidate or else locate another company in the telecommunications industry willing and able to engage in a strategic partnership, merger or other type of acquisition.

        OneLink's management and board of directors determined that a sale of the Company's assets would be in the best interest of shareholders. An asset sale would allow the Company to pay all or substantially all of its debts, and preserve an opportunity for future gain for shareholders upon a merger with a private company seeking to become public. After seeking strategic partners and/or other potential purchasers for assets related to the TeleSmart and TeleMetrics business-intelligence services, we were unable to find a superior alternative to the proposed asset sale to CallVision. Accordingly, our board of directors has deemed it advisable and in the best interests of the Company and our shareholders to enter into the asset sale.

        Purchase Price.    CallVision has agreed to pay, subject to certain adjustments, approximately $214,300 for the Company's assets and certain expenses, plus a percentage of revenue generated from future service contracts acquired by CallVision (other than the Company's service contract with Qwest) until December 31, 2003.

        Representations and Warranties.    We have made various representations and warranties to CallVision regarding items such as our organization and good standing, title to our assets, the validity and enforceability of the asset purchase agreement governing the asset sale, the condition of the assets, current litigation and our intellectual property assets. CallVision has also made customary representations and warranties to us.

        Covenants.    We have made certain covenants to CallVision, including covenants regarding access to information, non-solicitation of other offers to purchase our assets, and the operation of our business. We also agreed to fully satisfy our ongoing liabilities in the ordinary course unless failure to do so will not materially adversely affect the economic value of the assets in CallVision's possession.

        Closing and Closing Conditions.    Each party's obligations to consummate the asset sale is subject to certain prior conditions, including the acquisition of required material consents, the absence of material adverse changes in the condition of our assets and our business, and the approval of the asset sale by holders of a majority of OneLink's voting shares held by shareholders at the Special Meeting.

        Termination.    The purchase agreement governing the asset sale may be terminated prior to the consummation of the asset sale by a party if the other party materially breaches the agreement, if both parties mutually agree to so terminate, if closing conditions existing for a party's benefit fail to obtain, or by either party if the asset sale has not been consummated by December 31, 2002.

        Indemnification.    OneLink and CallVision have agreed to indemnify each other for losses incurred in connection with a breach of a party's representations, warranties or covenants under the purchase agreement, and in certain other situations.

        Our Business After the Asset Sale.    Upon the completion of the asset sale, we intend to pay the Company's liabilities and maintain the Company's reporting company status by filing disclosure reports with the SEC under the Securities and Exchange Act of 1934, as amended. The Company will have no ongoing operations and no significant assets.

        Consequences to Shareholders.    OneLink shareholders are not expected to receive any cash, stock or other property in connection with, or as a result of, the asset sale. In addition, there is the risk that the Company may be unable to maintain its status as a public reporting company if there are insufficient funds after the asset sale and the payment of the Company's creditors. In such a case, the public market for and liquidity of the Company's common stock will be substantially reduced, if not eliminated entirely. Nevertheless, if the Company is able to find a private company seeking a public shell with which to merge, shareholders could receive consideration in the form of cash, stock or other property as a result of the merger.

        In order to maintain its public reporting status, the Company has filed past-due disclosure reports relating to the fiscal year ended 2001, as well as reports relating to the first two fiscal quarters ended March 31 and June 30, 2002. In addition, OneLink has maintained its relationships with its professional legal and accounting advisors, identified cash remaining after the satisfaction of outstanding and expected liabilities, and prepared a budget for the future preparation and filing of public disclosure reports. In this regard, the Company has determined that it can likely maintain OneLink's public reporting status for three fiscal quarters after the consummation of the asset sale. OneLink currently estimates that it will maintain approximately $15,000 for this purpose after the closing.

        After the consummation of the asset sale, the Company will have no ongoing operations and no significant assets. Therefore, the Company will finance its reporting obligations solely from the cash retained after the closing. Furthermore, since the Company intends to satisfy outstanding liabilities with proceeds from the asset sale, it does not anticipate having ongoing liabilities after the asset sale.

        Because the Company will have no ongoing operations and no significant assets, the only event likely to provide value, if any, to OneLink shareholders will be a merger by and between OneLink and a private company seeking access to the public markets. Even if OneLink were to consummate a merger, there can be no guarantee that shareholders will be able to liquidate their investment. OneLink's common stock currently trades only through the over-the-counter Bulletin Board on the pink sheets. This market is not highly liquid and trading information disseminates more slowly than other in markets such as the Nasdaq, AMEX or the NYSE. Furthermore, since a merger candidate has not been identified, there can be no assurance that OneLink's operations after any such merger will be successful or lead to an increase in the value of OneLink common stock. Accordingly, even if OneLink is able to consummate a merger with a private company, OneLink shareholders may never realize any value for their shares.

        Currently, the Company currently has no specific plans to seek out private companies for such a merger, and has no definite time frame for formulating such plans. Under the terms of the Asset Purchase Agreement, the Company will be prohibited, for a one-year period following the asset sale, from merging with any company engaged in the telecommunications business.

        If the Company is unable to formulate plans for identifying a merger, or if the Company cannot consummate such a merger before it runs out of money, it will likely lose its status as a public reporting company and be forced to declare bankruptcy and/or dissolve. In such a case, shareholders will be unlikely to realize any value from their OneLink shares.

        Possession of Assets.    Upon executing and delivering the Asset Purchase Agreement with CallVision, OneLink transferred possession of all of its operating assets that will be sold to CallVision upon the consummation of the asset sale.

        The Company transferred possession of its operating assets prior to the approval of the asset sale by OneLink shareholders and the consummation of the asset sale in order to avoid bankruptcy. In fact, the Company's ability to receive a substantial portion of the purchase price from CallVision at the time the assets were transferred was a major reason why the Company's board of directors preferred the CallVision proposal preferred over other alternatives. Without the infusion of these funds, the Company would have likely been forced to declare bankruptcy, dissolve and liquidate. Moreover, without these funds the Company would have been unable to provide service under its service agreement with Qwest, and would have breached such agreement. If the agreement had been breached, Qwest would have had the right to terminate the agreement, destroying its value. Therefore, the Company determined to transfer possession of its assets to CallVision as soon as possible after the Asset Purchase Agreement was signed, and receive partial payment of the purchase price in exchange for a promissory note.

        Although OneLink's board of directors believes it acted in the best interests of the Company and its shareholders by transferring possession of the Company's assets to CallVision prior to the consummation of the asset sale, CallVision's possession of the Company's assets poses the risk that, if the asset sale is not consummated, our assets may not be returned in the same condition or in a condition fit for operation.

        Dissenters' Rights.    OneLink shareholders are eligible to exercise dissenters' and appraisal rights in connection with the proposed asset sale. In order to exercise dissenters' rights, a shareholder must (1) notify the Company of his, her or its intent to exercise such rights by written notice delivered to the Company, and (2) not vote in favor of the asset sale at the Special Meeting. Any shareholder contemplating the possibility of dissenting from the asset sale should carefully review the text of the Dissenters' Rights section of this Information Statement beginning on page 17, as well as Annex A (particularly the steps required to perfect dissenters' rights, which are complex) and should also consult with legal counsel. Dissenters' rights will be lost if the procedural requirements of the Minnesota Business Corporation Act are not fully and precisely satisfied.

FORWARD-LOOKING STATEMENTS

        This Information Statement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. All statements included herein regarding the possibility of a future merger, and the Company's intention and ability to file disclosure reports with the SEC after the asset sale are forward-looking statements. Actual events may differ materially from those anticipated in the forward-looking statements because of a variety of factors, including a lack of funds to complete and file disclosure reports required by the SEC, OneLink's possible inability to find a suitable merger partner, and including those risk factors set forth in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001.

BACKGROUND OF THE ASSET SALE

        Despite OneLink's efforts to increase sales revenue and decrease expenses over the past two years, we continued to experience negative cash flow during fiscal year 2002. In the summer of 2000, our board of directors authorized a private placement aimed at raising $1.5 million. After several months of effort, we were able to raise only $650,000. Upon consideration of the declining state of the telecommunications industry and the Company's inability to raise additional capital, and after reviewing the Company's alternatives, the Company's board of directors concluded that the sale of the Company's assets to CallVision was in the best interests of the Company and its shareholders.

        In a meeting held in December 2000, shortly after the fundraising process for the private placement had begun, OneLink's board of directors authorized management to explore strategic alternatives within the telecommunications industry, such as strategic partnerships, mergers, acquisitions or other business combinations. The board's decision was motivated by the Company's cash flow problems, uncertainty about the Company's ability to secure more service agreements with telephone companies, and the possibility that the planned private placement might be unsuccessful.

        From late December 2000 through May 2001, the Company contacted a number of telecommunications companies, including both service providers and equipment manufacturers such as Lucent Technologies, Nortel Networks, Rockwell, Telcordia Technologies, ISC Networking & Telecommunications, Qwest, Ameritech, Global Crossing, Verizon, KMC Telecom, Eway Group, Illuminet (now VeriSign Telecommunications Services), Who's Calling, DCCI (a Canadian-based yellow pages performance measurement company) and GuideComm. Because the Company was at this time finalizing the planned private placement and attempting to secure further service agreements in hopes of becoming operationally profitable, these discussions were geared solely toward gauging a level of interest and the different types of potential relationships.

        Meanwhile, the Company closed its private placement in June 2002, and thereafter took all possible steps to remain in operation, including severe workforce reductions in July 2001. The Company also followed up with those companies that had previously expressed some level of interest in discussing strategic alternatives. These companies included Who's Calling, DCCI, Nortel, Lucent, Rockwell, Telcordia and Guidecomm. Due to the significant downturn in the telecommunications industry, most of the companies contacted were not interested in pursuing a strategic relationship or acquisition. By September 2001, only Who's Calling, DCCI, Nortel and Net Perceptions (first contacted in September 2001) were interested in continuing any dialogue. Management discussed a potential merger with Who's Calling, a strategic partnership and service agreement with DCCI, a strategic partnership with Nortel, and a major investment by Net Perceptions. All of these discussions were informal and preliminary in nature and at no time were binding or non-binding agreements or letters of intent signed by any of the parties.

        In February 2002, based upon the Company's financial performance since the private placement, management concluded that the Company would not be able to become operationally profitable and sustain itself without additional financing. Management also determined that additional financing would likely not be available. Moreover, the Company's cash situation had substantially deteriorated such that it would not be able to continue operating past April 2002. OneLink's board of directors first discussed a sale of the Company's assets in a May 2002 meeting and authorized Paul Lidsky, the Company's President and Chief Executive Officer, to enter into discussions with all interested parties. Nevertheless, an asset sale was not pursued since it was determined that such a sale would likely jeopardize informal merger discussions with Who's Calling, which was the only company still engaged in discussions with the Company. By this time, all other companies had expressed their unwillingness or inability to proceed with discussions based in part on the events of September 11, 2001, after which the general economic situation had worsened. On February 28, 2002, Who's Calling declined to enter into formal negotiations and the drafting of a merger agreement.

        On or about April 5, 2002, the Company received an unsolicited call from senior management of CallVision expressing their interest in discussing a potential acquisition of substantially all of the Company's assets. At about the same time, the Company also received several other inquiries regarding the potential sale of all or substantially all of the Company's assets. Over the next 60 days, OneLink's management team met with several interested parties, including Eway Group, Interelate, eTelegence and a new company being formed by OneLink board member Tom Kieffer. The only formal offers that arose from these inquiries were put forth in late April and early May by Interelate, eTelegence, and Tom Kieffer on behalf of the new company. On May 17, 2002, there was a meeting between the management teams of OneLink and CallVision, and several additional teleconference meetings thereafter took place between the management teams in the ensuing days. As a result, CallVision made a formal offer to negotiate a purchase substantially all of the Company's assets. This offer was substantially similar to the final terms and conditions of the definitive Asset Purchase Agreement.

        On or about May 24, 2002, Paul Lidsky recommended to the Company's board of directors that the Company enter into formal negotiation of an asset purchase agreement with CallVision. On May 28, 2002, the board met to review the various offers and alternatives and agreed that the potential sale to CallVision was the most advantageous to the Company and its shareholders. The board rejected both the Interelate and eTelegence offers because they involved less consideration up front and greater variability and risk in the amount of total consideration the Company would receive. The CallVision offer, however, involved the greatest certain amount of consideration and the greatest payments in advance of the asset sale's conclusion. Also important to this conclusion was the fact that Qwest, whose contract was not assignable without Qwest's consent, favored a disposition of the Company's assets to CallVision. Finally, Tom Kieffer had expressed concern about his ability to consummate an asset purchase on behalf of his new company, and withdrew his offer. In sum, the board determined that the Company's only viable alternatives were to negotiate an asset sale to CallVision or declare bankruptcy.

        Accordingly, the board authorized Paul Lidsky to execute and deliver a letter of intent with CallVision and to proceed with the negotiation of a definitive asset purchase agreement. The companies signed a letter of intent on May 31, 2002, outlining the terms of a sale of substantially all of OneLink's assets. A press release was issued on June 3, 2002 announcing that the two companies has signed the letter of intent. Over the next 30 days, negotiations on the details of the asset sale proceeded and, at the same time, a final consent to the assignment of the Qwest service agreement was negotiated with Qwest. On June 28, 2002, the parties signed the Asset Purchase Agreement after OneLink's board of directors had determined the asset sale to be fair to and in the best interests of OneLink shareholders, and after the boards of directors of both companies had approved the definitive Asset Purchase Agreement. On June 30, 2002, the parties issued a press release announcing the transaction.

Description of Business of CallVision

        Founded in 1996, CallVision helps leading telecommunications companies forge deeper and more profitable relationships with their business customers. CallVision's current clients include VoiceStream Wireless (a subsidiary of Deutsche Telekom), Broadwing, Inc., and Lightship Telecom. CallVision is headquartered in Seattle, and can be found on the world-wide web at http://www.callvision.com.

        CallVision currently offers three products: I-Analyst, I-Report and I-Statement. I-Analyst allows medium to large business customers to transform their bills into vital sources of business intelligence. I-Analyst quickly becomes an integral part of a business' ongoing operations, allowing the businesses to cultivate increased loyalty and retention among the highest-valued customers.

        I-Report enables residential and small business customers to interact with their bills to acquire insight into their usage. I-Report significantly increases customer usage of e-billing and other CRM applications, thereby helping strengthen relationships with existing customers.

        I-Statement is a biller-direct e-billing platform enabling customers to view and pay their bills online while giving customers flexibility and control over the bill-paying process. I-Statement engages customers in digital relationship that ultimately reduce customer-service and paper-billing costs.

DESCRIPTION OF THE ASSET SALE

Reasons for Engaging in the Transaction

        Important factors in the determination by OneLink's board of directors to enter into the proposed asset sale included but were not limited to the following:

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  our inability to continue funding existing operations with our current cash flow

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  our inability to obtain additional equity or debt financing

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  our financial projections, which indicated that we could not increase revenues quickly enough to achieve positive cash flow prior to exhausting our working capital

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  the slowdown in the telecommunications industry resulting from the general economic recession, and the concomitant significant reduction in spending on advertising, marketing and promotion by telephone companies

  •
  after seeking strategic partners and/or potential purchasers for our assets, we were unable to find a superior alternative to the proposed sale of assets to CallVision

        OneLink was unable to generate positive cash flow in order to sustain business operations. The Company had negative cash flow of $143,258 in the first six months of 2002, $1,038,256 in 2001, $2,728,252 in 2000 and $878,587 of in 1999. The Company had only $147,768 in operating cash available at the close of 2001. Net losses for those same periods were $797,403 for the first six months of 2002, $1,798,976 for 2001, $3,477,450 for 2000 and $1,528,390 for 1999. The Company was able to continue operating during 2001 only due to a private placement of preferred stock which raised net cash proceeds of $615,133. Currently, the Company has no operations and its assets are worth less than $5,000. Since inception, the Company has an accumulated deficit of $15,786,183 as reported in our most recent quarterly report filed with the SEC on September 13, 2002 for the fiscal quarter ended June 30, 2002.

        The Company's continued net operating losses and negative cash flow made it impossible for the Company to successfully raise additional financing in a stagnant economic market. Furthermore, the Company's financial projections indicated that net operating losses and negative cash flow could likely not be reversed in the foreseeable future. In March 2002, the Company determined that it would be unable to continue operations past April 2002 without additional financing. The Company had approximately $55,000 in cash and was expected to incur average net losses of nearly $70,000 per calendar month through December 31, 2002. Accordingly, at least $600,000 in additional financing would be required in order to fund operations through December 31, 2002. The Company determined that a financing of this size so quickly after the Company's 2001 private placement was unlikely to succeed, especially for a company involved in the telecommunications industry after the events of September 11, 2001.

        Due to the economic downturn, telephone companies dramatically reduced spending on peripheral products and services such as those offered by OneLink. As a result, OneLink was unable to acquire another major service agreement with a telephone company. Without financing or any new revenue-generating service agreement, OneLink was forced to either declare bankruptcy, dissolve and liquidate or else locate another company in the telecommunications industry willing and able to engage in a strategic partnership, merger or other type of acquisition.

        Our board of directors believes that the proposed asset sale is in the best interests of OneLink and its shareholders. Accordingly, our board of directors has unanimously approved the form, terms and provisions of the asset sale; determined that the asset sale is fair to and in the best interests of OneLink and its shareholders; approved and declared the asset sale advisable pursuant to an asset purchase agreement containing customary and standard terms and provisions and approved by our board of directors; and recommended that our shareholders approve the asset sale.

Terms of the Asset Sale

        This Information Statement relates to the sale of substantially all of our assets to CallVision. The assets to be sold consist of all tangible and intangible assets used in the operation and provision of our TeleSmart and TeleMetrics business-intelligence services located at our facility in Eden Prairie, Minnesota.

        Assets to be Sold.    Substantially all of the Company's assets will be sold to CallVision, including all of the assets constituting or used in connection with the Company's TeleSmart and TeleMetrics services, all computer hardware, proprietary software, third-party software, know-how and documentation related to the operation and service of TeleSmart and TeleMetrics, all contracts and revenue streams related to the TeleSmart and TeleMetrics, and all intellectual property assets and proprietary information related to TeleSmart and TeleMetrics.

        Purchase Price.    CallVision has agreed to pay $200,000 to OneLink for the assets, plus certain expenses that OneLink incurred for the month of June (up to a maximum amount of $14,300), plus 15% of all revenue CallVision generates from the sale of TeleSmart or TeleMetrics services or future derivatives thereof (other than revenue generated in connection with the Company's service agreement with Qwest Communications International, Inc.), until December 31, 2003.

        Assumed Liabilities.    CallVision will assume OneLink's obligations under its service agreement with Qwest Communications International, Inc., and will also assume OneLink's obligations under other contracts being transferred to CallVision. OneLink will retain all other liabilities.

        Representations and Warranties.    OneLink made representations and warranties in favor of CallVision that relate to a number of matters, including:

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  its due organization and good standing

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  the due authorization, execution and delivery of the asset purchase agreement by OneLink

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  the validity and enforceability of the asset purchase agreement

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  the sufficiency of the assets being sold for the operation of the TeleSmart and TeleMetrics services

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  the condition of the assets being sold

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  the timely filing of tax returns by and payment of all taxes due from OneLink

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  the existence and full payment of any amounts owing under employee benefit plans

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  having obtained any necessary consents, approvals or authorizations required in connection with the sale of assets

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  the absence of any breach, violation or conflict with any instrument, indenture, court order or ruling of any governmental authority or any applicable laws that would prevent the consummation of the sale of assets

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  the absence of any material litigation

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  the validity and enforceability of all contracts being assumed by CallVision

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  insurance policies and coverages

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  representations regarding labor and employment matters and employee benefit plans

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  the nature and extent of OneLink's intellectual property assets

        CallVision also made representations and warranties in favor of OneLink that relate to a number of matters, including:

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  its due organization and good standing

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  the due authorization, execution and delivery of the asset purchase agreement by CallVision

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  the validity and enforceability of the asset purchase agreement

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  having obtained any necessary consents, approvals or authorizations required in connection with the asset sale

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  the absence of any court order or ruling of any governmental authority or any applicable laws that would prevent the consummation of the sale of assets

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  the financial ability of CallVision to pay the purchase price on the closing date of the asset sale

        Covenants.    OneLink agreed to provide CallVision and its representatives with access to business and financial information about OneLink and to otherwise cooperate, to the extent reasonably requested, with CallVision's investigation of OneLink's properties, assets and financial condition. OneLink agreed to transfer possession of the assets to be sold to CallVision upon the execution and delivery of the asset purchase agreement. OneLink also agreed not to modify any of its contracts prior to the closing without CallVision's express written consent. OneLink also agreed to make all required SEC filings, take all required corporate actions including the holding of the Special Meeting at which shareholder approval will be obtained, and cooperate with CallVision in obtaining all material consents. OneLink also agreed to notify CallVision in the event that OneLink becomes aware of any breach of one of its representations and warranties. OneLink agreed not to solicit, engage or encourage any offers from any other potential purchasers of OneLink or its assets. CallVision agreed to certain specific exceptions to this restriction in the event an unsolicited proposal is presented to our board of directors for the purchase of substantially all the stock or assets of OneLink, and is deemed by the board of directors in good faith to be a financially superior proposal compared to the proposed asset sale to CallVision.

        CallVision agreed to cooperate with OneLink in preparing any filings and obtaining any consents, to use the assets and operate the TeleSmart and TeleMetrics business from the date of the execution and delivery of the asset purchase agreement, and to perform OneLink's obligations under OneLink's contracts that are being assumed by CallVision. CallVision agreed to insure the assets during its use and operation of our assets. CallVision also agreed to cooperate with OneLink in the preparation of this Information Statement.

        Post-Closing Covenants.    OneLink has agreed not to dissolve or make any distributions to its shareholders until two years after the closing of the asset sale. However, OneLink may make distributions to its shareholders if it has first made adequate provision for the satisfaction in full of any and all of its obligations to indemnify CallVision under the asset purchase agreement. OneLink has also agreed not to compete with or solicit customers, licensors, licensees, suppliers or employees of CallVision for a one-year period following the closing of the asset sale. OneLink has further agreed to retain its records for a two-year period following the closing of the asset sale, and to sign and deliver any other documents that may be necessary to perfect CallVision's title to the assets involved in the asset sale.

        Conditions to Closing.    CallVision's obligations to close the purchase and sale of substantially all of our assets are contingent upon certain conditions, including the following: the accuracy of OneLink's representations and warranties; OneLink's performance of all the covenants required to be performed prior to the closing; the acquisition of all material consents; the delivery of certain closing documents; the nonexistence of litigation or a court order that would prevent the closing; and the approval of the asset sale by OneLink's shareholders.

        OneLink's obligations to close the purchase and sale of substantially all of our assets are contingent upon certain conditions, including the following: the accuracy of CallVision's representations and warranties; CallVision's performance of all the covenants required to be performed prior to the closing; the acquisition of all material consents; the nonexistence of litigation or a court order that would prevent the closing; and the delivery of certain closing documents.

        Termination.    The asset purchase agreement may be terminated prior to the consummation of the asset sale by a party if the other party materially breaches the agreement, if both parties mutually agree to so terminate, if closing conditions existing for a party's benefit fail to obtain, or by either party if the asset sale has not been consummated by December 31, 2002.

        Indemnification.    OneLink has agreed to indemnify CallVision, its affiliates, and their respective officers, directors, employees, agents and representatives after the closing of the asset sale for any and all losses or damages arising out of or relating to:

  •
  any breach by OneLink of any representation, warranty or covenant made by OneLink under the asset purchase agreement or certain other closing deliveries

  •
  any liability arising out of OneLink's ownership or operation of the assets prior to the closing of the asset sale

  •
  the liabilities retained by OneLink under the asset purchase agreement

  •
  any liability of OneLink for broker or finder fees arising in connection with the asset purchase agreement

        CallVision has agreed to indemnify OneLink after the closing of the asset sale for any and all losses or damages arising out of or relating to any breach by CallVision of any representation, warranty or covenant made by CallVision under the asset purchase agreement or certain other closing deliveries; any liability arising out of CallVision's ownership or operation of the assets after the closing of the asset sale; the liabilities assumed by CallVision under the asset purchase agreement, specifically including any damages to OneLink arising from CallVision's default under OneLink's service agreement with Qwest Communications International, Inc.; or any liability of CallVision for broker or finder fees arising in connection with the asset purchase agreement.

        Limitation of Liability and Remedies.    Neither party will have any liability under the indemnification provisions described above unless and until the total damages exceed $20,000, and then only for the amount by which the damages exceed $20,000, with certain limited exceptions. In no event will a party's liability exceed the amount of the purchase price.

        OneLink's obligations to indemnify CallVision will last for one year, with certain limited exceptions. CallVision's obligations to indemnify OneLink will last for one year. Indemnification will be the sole remedy of both parties for all claims arising under the asset purchase agreement.

Use of Proceeds

        OneLink will receive an aggregate of $214,300 from the asset sale, plus 15% of revenue generated from CallVision's sale of TeleSmart and TeleMetrics products (or derivatives thereof) other than those sold in connection with the Qwest service agreement. The $214,300 represents a purchase price of $200,000 for the Company's assets, plus $14,300 received as reimbursement for certain of OneLink's expenses incurred in June 2002.

        To date, $100,000 of these proceeds have been paid by CallVision pursuant to the terms of the Asset Purchase Agreement. The remaining $114,300 of the definite purchase price will be furnished upon consummation of the asset sale. The proceeds received thus far have been used to satisfy the Company's creditors and to pay the salary of the Paul Lidsky. As of October 11, 2002, the Company is no longer paying Mr. Lidsky under the terms of his employment contract with the Company. Upon the closing of the asset sale, the Company may pay Mr. Lidsky for his services rendered through October 2002. Mr. Lidsky has expressed willingness to continue in his role as the Company's President and Chief Executive Officer through the consummation of the asset sale. Nevertheless, because the Company is no longer paying him, there can be no assurance that Mr. Lidsky will remain with the Company.

        Upon receipt of the remaining purchase price, the Company intends to satisfy its remaining liabilities totaling approximately $99,300 and retain the cash balance, anticipated to be approximately $15,000, for use in preparing and filing future disclosure reports required in order to maintain the Company's status as a public reporting company through the first three quarters of 2003. The table below summarizes the Company's approximate uses and anticipated uses of proceeds from the asset sale to CallVision:

Sources of Proceeds	Use of Proceeds
$100,000 received in June 2002 upon transfer of possession of the assets to CallVision	•	$98,500 has been paid to the Company's creditors in satisfaction of liabilities
	•	$1,500 to be paid to the Company's creditors in satisfaction of liabilities
$114,300 to be received upon consummation of the asset sale	•	$87,300 will be paid to the Company's creditors in satisfaction of liabilities
	•	$12,000 will be used to compensate Paul Lidksy, the Company's Chief Executive Officer, for services rendered through October 2002
	•	$15,000 will be retained for use in meeting the Company's public-reporting obligations

Shareholder Vote Required to Approve Asset Sale

        Approval of the asset sale requires approval by the holders of a majority of all outstanding voting shares of our capital stock. Presently, holders of our common stock are entitled to one vote for each common share held, and holders of our Series A Preferred Stock are entitled for one vote for each common share into which their Series A Preferred Stock is convertible.

Voting Agreements with Shareholders

        Shareholders holding a majority of the outstanding voting shares have already agreed in writing to approve the asset sale pursuant to voting agreements they have entered into with CallVision. Pursuant to the voting agreements, these shareholders have agreed not to transfer or grant voting rights related to any of their shares of capital stock of OneLink. The shareholders have further agreed to vote their shares in favor of the asset sale at the Special Meeting. In the event that the shareholders do not appear in person to so vote their shares, they have provided CallVision with irrevocable proxy appointments granting authority to CallVision to vote their shares in favor of the asset sale on their behalf. In addition, the shareholders have agreed not to solicit or encourage third parties to make competing acquisition proposals for shares of OneLink stock or OneLink assets, or to enter into negotiations with OneLink for the purpose of making any such competing acquisition proposals.

        The approval for the asset sale obtained pursuant to the voting agreements is the only approval required to approve the asset sale pursuant to Minnesota corporate law and the asset purchase agreement by and between the Company and CallVision.

Our Business After the Asset Sale

        Subject to regulatory considerations, our common stock will continue to be quoted on the OTC Bulletin Board after the asset sale, and we will make reasonable efforts to continue filing disclosure reports with the SEC required by the Securities and Exchange Act of 1934, as amended. We will attempt to locate a private company seeking to become public through a merger with a public shell.

Consequences to Shareholders

        OneLink shareholders are not expected to receive any cash, stock or other property in connection with, or as a result of, the asset sale. In addition, there is the risk that the Company may be unable to maintain its status as a public reporting company if there are insufficient funds after the asset sale and the payment of the Company's creditors. In such a case, the public market for and liquidity of the Company's common stock will be substantially reduced, if not eliminated entirely. Nevertheless, if the Company is able to find a private company seeking a public shell with which to merge, shareholders could receive consideration in the form of cash, stock or other property as a result of the merger.

        In order to maintain its public reporting status, the Company has filed past-due disclosure reports relating to the fiscal year ended 2001, as well as reports relating to the first two fiscal quarters ended March 31 and June 30, 2002. In addition, OneLink has maintained its relationships with its professional legal and accounting advisors, identified cash remaining after the satisfaction of outstanding and expected liabilities, and prepared a budget for the future preparation and filing of public disclosure reports. In this regard, the Company has determined that it can likely maintain OneLink's public reporting status for three fiscal quarters after the consummation of the asset sale. OneLink currently estimates that it will maintain approximately $15,000 for this purpose after the closing.

        After the consummation of the asset sale, the Company will have no ongoing operations and no significant assets. Therefore, the Company will finance its reporting obligations solely from the cash retained after the closing. Furthermore, since the Company intends to satisfy outstanding liabilities with proceeds from the asset sale, it does not anticipate having ongoing liabilities after the asset sale.

        Because the Company will have no ongoing operations and no significant assets, the only event likely to provide value, if any, to OneLink shareholders will be a merger by and between OneLink and a private company seeking access to the public markets. Even if OneLink were to consummate a merger, there can be no guarantee that shareholders will be able to liquidate their investment. OneLink's common stock currently trades only through the over-the-counter Bulletin Board on the pink sheets. This market is not highly liquid and trading information disseminates more slowly than other in markets such as the Nasdaq, AMEX or the NYSE. Furthermore, since a merger candidate has not been identified, there can be no assurance that OneLink's operations after any such merger will be successful or lead to an increase in the value of OneLink common stock. Accordingly, even if OneLink is able to consummate a merger with a private company, OneLink shareholders may never realize any value for their shares.

        Currently, the Company currently has no specific plans to seek out private companies for such a merger, and has no definite time frame for formulating such plans. Under the terms of the Asset Purchase Agreement, the Company will be prohibited, for a one-year period following the asset sale, from merging with any company engaged in the telecommunications business.

        If the Company is unable to formulate plans for identifying a merger, or if the Company cannot consummate such a merger before it runs out of money, it will likely lose its status as a public reporting company and be forced to declare bankruptcy and/or dissolve. In such a case, shareholders will be unlikely to realize any value from their OneLink shares.

Material Federal Income Tax Consequences to Shareholders

        Our management has concluded that there will be no tax consequences to our shareholders as a result of the asset sale.

THE COMPANY

General

        OneLink, Inc. (formerly OneLink Communications, Inc.) was incorporated in Minnesota in June 1990. Prior to July 1, 2002, OneLink provided telecommunications-based business-intelligence services via the Internet. Our services provided business-intelligence reports containing data about business customers that is available from telecommunications companies. The reports included both summaries and detail about the location of incoming callers, the frequency of calls, the numbers of unanswered calls and busy calls, and similar information. Incumbent Local Exchange Carriers (referred to in the industry as "ILECs") provided the data used to generate the business-intelligence reports. We sold our service directly to ILECs, primarily targeting the Regional Bell Operating Companies. These ILECs in turn marketed and sold our services, under their own private branding, primarily to their own business customers (which we refer to as "end-user customers"), especially small to medium-sized businesses depending on incoming telephone calls to generate revenue (e.g., businesses that rely on reservations, appointments, service calls, etc.).

        Our principal service was TeleSmart Web, which generated reports over the Internet that enabled businesses to make better informed and more accurate marketing and operational decisions. The end-user customers obtained our reports over the Internet in table, graph or map form, allowing them to choose the best format for the information according to their business needs. Moreover, reports could be updated every 48 hours to provide a regular stream of business-intelligence information.

        OneLink's revenues were $557,048 for the six months ended June 30, 2002, $919,009 for the six-month period ended June 30, 2001, and $1,069,472 for the six-month period ended June 30, 2000. To date, we have not generated revenues sufficient to break even, and have supported business operations through a combination of borrowings and equity sales. OneLink suffered net losses of $1,798,976 in 2001, $3,477,450 in 2000 and $1,528,390 in 1999. In addition, the Company had a net operating loss of $797,403 in the first six months of fiscal year 2002.

        Currently, the Company has assets worth less than $5,000. Since inception, the Company has an accumulated deficit of $15,786,183 as reported in our most recent quarterly report filed with the SEC on September 13, 2002 for the fiscal quarter ended June 30, 2002.

Products and Services

        OneLink's financial results relate to the following services and products:

        TeleSmart Web.    Prior to the cessation of our business operations and the proposed sale of our assets, our principal service was TeleSmart Web, which generated reports over the Internet enabling businesses to make better informed and more accurate marketing and operational decisions. The end-user customers obtained the reports over the Internet in table, graph, or map form, allowing them to choose the best format for the information according to their business needs. The reports could be updated every 48 hours to provide a steady stream of business-intelligence information. The marketing departments of the end-user customers could use the reports to gain greater knowledge of their own customers, allowing them to increase the efficiency and effectiveness of their marketing communications, promotions and offers.

        TeleSmart Data Services.    Prior to the cessation of our business operations and the proposed sale of our assets, our TeleSmart Data Service was the technology that transformed raw telecommunications data into visual business intelligence by converting the data into tabular, graphic and geographic formats that were easily interpreted by end-user customers. Our data processing, database expertise and its proprietary use of Geographic Information Service (GIS) methodology enabled us to track caller information and assemble it into coherent reports. These reports provided insight into a business' customer base and created market intelligence.

        TeleSmart Software.    TeleSmart Software is no longer being produced, enhanced or sold. Specifically created for our TeleSmart Data Services customers, this software allowed for the easy customization of enhanced call management reports on a computer desktop. This capability gave our customers the opportunity to fine tune the reports they received to meet specific business-intelligence needs.

Industry Background

        The Telecommunications Act of 1996 gave rise to an increasing level of competition for local access between the established Regional Bell Operating Companies, the Independent Telephone Companies, and Competitive Local Exchange Carriers. This competition has generally caused incumbent telephone companies to increase focus on customer loyalty and retention by offering enhanced services.

Systems Design

        In 1999, we developed and activated the systems that deliver our services on an Application Service Provider (ASP) basis. We designed our systems with open architecture that increased our flexibility to adopt new modular applications, customize specific applications, and incorporate new technology. Our systems integrated proprietary software with products from a variety of leading outside vendors, such as Oracle and SilverStream, to ensure that our systems functioned easily and reliably with the Independent Local Exchange Carrier's telecommunications systems as well as their end-user customers' systems.

        Physical possession of our software systems has been transferred to CallVision pending final approval of the proposed asset sale.

Primary Customers

        During 2001, our revenues totaled $1,639,929. Revenues from Qwest Communications International, Inc. (formerly U S WEST Communications, Inc.) and Cincinnati Bell Telephone, respectively, accounted for approximately $762,000 or 46% and $501,000 or 30% of total revenues from continuing operations. These revenues resulted primarily from the use of our TeleSmart services. Qwest Communications International, Inc. currently markets our services under its Call Reports OnLine brand. As of July 1, 2002, we no longer receive any revenues from Qwest. CallVision, Inc., a Washington corporation which has agreed to purchase substantially all of the Company's assets pending the approval of our shareholders, is currently administering our service agreement with Qwest. On June 6, 2002, Cincinnati Bell Telephone ceased marketing and selling our services.

Competition

        Our management is not aware of any competitor that provides a product or service materially similar to TeleSmart Data Services or TeleSmart Software. Some telephone companies and Regional Bell Operating Companies have previously offered segments of management reports that are similar to those created by our TeleSmart Data Services, but prior to our entry into the field none appear to have offered a complete package of reports and end-user software specifically aimed at capturing incoming caller information. Companies with significant financial resources, application development expertise, and telecommunications experience may attempt to duplicate our products and services in this area.

        Under the terms of the asset purchase agreement with CallVision, CallVision has received physical possession of our business assets and is operating and providing our TeleSmart services pending final approval of the sale of the Company's assets to CallVision by our shareholders. Furthermore, the Company has agreed to not provide business-intelligence services for a one-year period following the consummation of the asset sale.

Regulatory Environment

        Prior to our cessation of business operations and the proposed sale of our assets, our operations were subject to only limited regulation both on the federal and state level by the Federal Communications Commission and various state public utility commissions.

Research and Product Development

        Research and product development expenses were $451,944 and $1,857,181 for the years ended December 31, 2001 and 2000, respectively. There have been no research and development expenses in 2002. The decrease in research and product development expenses was primarily caused by a decrease in external consulting expenses and a reduction of internal labor dollars allocated to research and development. The expenses in 2000 were largely due to the transformation of our business model to an Application Service Provider (ASP) model.

Employees

        As of December 31, 2001, we had 15 employees, including 11 people working with our TeleSmart product and 4 people in sales, administration and finance. Since August 20, 2002, we have had only one employee.

Risk Factors

        In addition to factors discussed elsewhere in this Information Statement, the following are important factors that could cause actual results or events to differ materially from those contained in any forward-looking statement made by or on behalf of the Company.

We currently have no business operations, nor do we intend to engage in business operations in the foreseeable future.

        Currently, the Company is not engaging in any business operations. Furthermore, we do not currently intend to resume our former business operations or pursue any new type of business operations.

We may be unable to continue preparing and filing disclosure reports.

        In the event we are unable to consummate the proposed asset sale with CallVision, the Company would have few options to obtain any potential value for shareholders. In such a case, we will not have sufficient resources to maintain compliance with the reporting requirements under the Securities Exchange Act of 1934, as amended.

It is possible that we will be unable to identify and/or consummate a merger with a privately held company seeking to become publicly held.

        Current market and economic conditions may reduce the number of privately held companies seeking access to the public markets. These factors and conditions are beyond our control, and may make it difficult or impossible to identify and/or consummate a merger with a privately held company seeking access to the public markets. Moreover, the Company currently has no specific plans to seek out private companies for such a merger, and has no definite time frame for formulating such plans.

Even if we can successfully merge with a private company after the asset sale, you may not be able to recover any value for your shares in the Company.

        Because the Company will have no ongoing operations and no significant assets, the only event that may provide value, if any, to OneLink shareholders will be a merger by and between OneLink and a private company seeking access to the public markets. Nevertheless, even if OneLink were to consummate a merger, there can be no guarantee that shareholders will be able to liquidate their shares. OneLink's common stock currently trades only through the over-the-counter Bulletin Board on the pink sheets. This market is not highly liquid and trading information disseminates more slowly than other in markets such as the Nasdaq, AMEX or the NYSE. Furthermore, since a merger candidate has not been identified, there can be no assurance that OneLink's operations after any such merger will be successful or lead to an increase in the value of OneLink common stock. Accordingly, even if OneLink is able to consummate a merger with a private company, OneLink shareholders may still lose their entire investment.

We currently do not have possession of our operating assets.

        As part of the proposed asset sale to CallVision, the Company has transferred physical possession of its operating assets. Legal title to those assets will be transferred upon the approval of the asset sale by our shareholders. If the asset sale is not consummated, there can be no assurance that our assets would be returned in the same condition or in a condition fit for operation. In such a case, there could be no assurance that we could locate a purchaser for the damaged or otherwise unfit assets.

We are highly dependent upon the continued services of Paul Lidsky, our Chief Executive Officer.

        Our efforts to consummate the proposed asset sale with CallVision, continue preparing and filing the required disclosure reports, and merge with a privately held company seeking to become public, are highly dependent upon the knowledge, skill and services of Paul Lidsky, our Chief Executive Officer. The loss of Mr. Lidsky would likely have a materially negative impact on the Company's current plans.

        As of October 31, 2002, the Company is no longer paying Mr. Lidsky under the terms of his employment contract with the Company. Mr. Lidsky has expressed willingness to continue in his role as the Company's President and Chief Executive Officer through the consummation of the asset sale. Nevertheless, there can be no assurance that Mr. Lidsky will remain in his position as President and CEO of the Company for any period of time.

Even if the Company were to reacquire its operating assets and attempt to resume the business, it would not be possible to achieve profitability.

        Even if the proposed asset sale to CallVision were not to be consummated, we would not be able to maintain operations for any length of time sufficient to achieve profitability. The sales cycle associated with the Company's products has historically been lengthy and subject to a number of significant risks over which the Company has little or no control.

        In addition, the Company's operations were highly dependent upon a small number of customers. During fiscal year 2001, our revenues from TeleSmart Web were largely dependent on two primary customers, Qwest Communications International, Inc. (formerly U S WEST Communications, Inc.), and Cincinnati Bell Telephone Co., who in turn provided our services to their end-user customers. Revenues from Qwest represented 46% of our 2001 revenues, and revenues from Cincinnati Bell represented 30% of our 2001 revenues. On June 6, 2002, Cincinnati Bell terminated its service agreement with us.

        The lengthy sales cycle in our industry, combined with the small number of existing and potential customers for our services, prevented us from expanding our revenues quickly enough to achieve profitability. If we were to reacquire our assets and attempt to operate our TeleSmart business, it is unlikely that any of these factors would change such that we could achieve profitability.

        In addition, our business would remain subject to a variety of other risks, including:

  •
  The dependency of our TeleSmart Web product on the Internet.

  •
  Technological changes may render our TeleSmart Web product obsolete.

  •
  An increase in government regulation could adversely impact our business operations.

  •
  The risk that the value of our intellectual-property rights could be diminished by improper use by third parties.

Description of Property

        Through June 30, 2002, we leased approximately 8,228 square feet of commercial office and warehouse space for $8,228 per month plus operating expenses and utilities at 10340 Viking Drive, Suite 150, Eden Prairie, Minnesota 55344. As of July 1, 2002, we terminated this lease.

Legal Proceedings

        We are not a party to any material legal proceedings.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Results of Operations

  Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

        The following table sets forth, for the 12-month period indicated, certain Statements of Operations data as a percentage of revenues.

	For 12 Months Ended December 31
	2001	2000
Revenues	100.0%	100.0%
Cost of revenues	62.9%	63.1%
Gross profit	37.1%	36.9%
Selling	22.2%	27.9%
Research & product development	27.6%	90.8%
General & administrative	100.8%	94.0%
Restructuring charges	1.8%	0.0%
Total operating expenses	152.4%	212.6%
Other income(expense)	5.6%	5.8%
Net Loss	(109.7)%	(169.9)%

        Revenues.    Our revenues for the year ended December 31, 2001 were $1,639,929, a decrease of $406,355 or 20%, compared to $2,046,284 for the year ended December 31, 2000. The decrease in revenues is the result of a slowdown in consulting projects related to the development of additional systems to support our products, a decline in the overall economy, and a lack of additional sales for our TeleSmart Data Services and TeleSmart Web. Customer service revenues were consistent for 2001 and 2000. Consulting revenues decreased because Cincinnati Bell did not request any additional projects.

        Cost of Revenues and Gross Profit.    Our cost of revenues for the year ended December 31, 2001 was $1,030,835, compared to $1,291,787 for the year ended December 31, 2000, a decrease of $260,952 or 20%. The decrease was the primarily the result of fewer revenue-producing contracts and operations. Cost of revenues associated with TeleSmart Data Services decreased due to fewer consulting projects, no bonuses in 2001 and a reduction in paper costs. The cost of revenues for the consulting line of business decreased by approximately $95,000 due to fewer consulting projects for our customers. Product costs and customer service costs were consistent for 2001 and 2000.

        Gross profit for the year ended December 31, 2001 was $609,094, compared to $754,497 for the year ended December 31, 2000, a decrease of $145,403 or 19%. Gross profit as a percentage of revenues was 37% in both 2001 and 2000. The consistency in our gross profit margin is mainly attributable to effective personnel management and cost controls, and a mix of business during both years.

        Research and Product Development Expenses.    Research and product development expenses for the year ended December 31, 2001 were $451,944, compared to $1,857,181 for the year ended December 31, 2000, a decrease of $1,405,237. The decrease in research and product development expenses was primarily the result of reduced external consulting expenses and a reduction of internal labor dollars allocated to research and development. Research and product development expenses incurred in 2000 were related to depreciation of the TeleSmart Web product, personnel costs and external consulting expenses. These costs included internal and external personnel time and depreciation expenses related to the TeleSmart Web product.

        Selling Expenses.    Selling expenses for the year ended December 31, 2001 were $363,790, a decrease of $206,307, compared to $570,097 for the year ended December 31, 2000. Management decreased payroll by limiting the number of sales personnel, thereby reducing personnel-related expenses by approximately $61,000. Travel costs were reduced by 70%. Marketing expenses increased by $89,000 due to a change in marketing firms. In addition, marketing expenses for 2000 were only for a partial year. Consulting expenses decreased by approximately $139,000. During 2001, the Company did not incur any consulting expenses related to the TeleSmart products.

        General and Administrative Expenses.    Our general and administrative expenses for the year ended December 31, 2001 were $1,653,166, compared to $1,922,935 for the year ended December 31, 2000, a decrease of $269,769 or 14%. The majority of this decrease resulted from the fact that no bonuses were earned during 2001, travel costs were reduced by 35%, consulting fees decreased by 75%, and no placement fees were incurred during 2001.

        Other Income and Expense.    Interest income for the year ended December 31, 2001 was $18,940, compared to $121,785 for the same period in 2000, due to a decrease in cash balances. Other non-interest income (expense) was $71,796 for the year ended December 31, 2001, compared to ($3,519) for the year ended December 31, 2000. During 2001, non-interest income includes a reversal of an estimated sales tax liability of approximately $110,000 and the recording of an additional liability of $35,000 related to software licensing.

        Net Loss.    We incurred a net loss of $1,798,976 for the year ended December 31, 2001, compared to a net loss of $3,477,450 for the prior year. This reduction is primarily the result of reduced staffing and reduced depreciation of $596,431 in 2001 related to our Internet product.

  Six-Month Period Ended June 30, 2002 Compared to Six-Month Period Ended June 30, 2001

        The following table sets forth, for the six-month periods indicated, certain Statements of Operations data as a percentage of revenues.

	Six Months Ended June 30, 2001	Six Months Ended June 30, 2000
Revenues	100.0%	100.0%
Cost of revenues	69.7	62.3
Gross profit	30.3	37.7
Operating expenses:
Selling	5.8	35.2
General & administrative	101.4	105.5
Research & product development	7.2	42.9
Total operating expenses	114.4	183.6
Other income (expense)	(59.0)	1.4
Net loss	(143.1)%	(144.3)%

        Revenues.    Revenues for the six-month period ended June 30, 2002 were $557,048, a decrease of $361,961 or 39% compared to 2001 revenues of $919,009 for the same six-month period. The decrease in revenues is a result of fewer consulting projects done for existing customers in 2002. TeleSmart revenues declined mainly due to the loss of the Company's major customer and the downturn in the telecommunications market. The Company ceased operations on July 1, 2002, and does not expect to have any revenues in the near future.

        Cost of Revenues.    The cost of revenues for the six-month period ended June 30, 2002 decreased to $388,273 from $572,116 for the same period in 2001. This was a decrease of $183,843 or 32%. The decrease was principally caused by reductions of external-consulting costs by approximately $72,000 from the same period in 2001. In addition, other expenses in the second quarter 2002 versus 2001 decreased as a result of employee workforce reductions in June 2001. Because the Company ceased operations on July 1, 2002, the Company expects any future cost of revenues to be minimal.

        Gross Margin.    For the six months ended June 30, 2002, our gross profit margin was 30% compared to 38% for the six months ended June 30, 2001. The decrease for the six months ended June 30, 2002 versus 2001 relates to a decrease in consulting revenues (which revenues generally result in a higher gross margin).

        Selling Expenses.    Selling expenses for the six-month period ended June 30, 2002 were $32,285 compared to $323,753 for 2001, a decrease of $291,468 or 90%. Management minimized any excessive selling expenses during 2002 due to the anticipated sale of assets to CallVision, Inc. and the decision to cease operations. Sales personnel positions were eliminated and the use of outside consultants was discontinued.

        General and Administrative Expenses.    General and administrative expenses for the six-month period ended June 30, 2002 were $564,815 compared to $969,217 for the same period in 2001, a decrease of $404,402 or 42%. The decrease from 2001 mainly resulted from reductions in external-consulting costs due to less need to outsource work and reductions of overall expenses of the Company.

        Research and Product Development Expenses.    Research and product development expenses for the six-month period ended June 30, 2002 were $40,067 compared to $393,953 for the same period in 2001, a decrease of $353,886 or 90%. To minimize costs and preserve capital, the Company discontinued any projects related to research and product development during the second quarter of 2002.

        Other Income and Expense.    For the six months ended June 30, 2002, interest income was $458, a decrease of $13,392 or 97% compared to $13,850 in the same period in 2001. The decrease was a result of lower cash and cash equivalents held during the six-month period ended June 30, 2002. We had no interest expense in 2002 or 2001. During the six-month period ended June 30, 2002, the Company recorded an impairment loss on a long-term prepaid expense and property and equipment sold to CallVision, Inc. of $336,506. Other non-interest income was $7,037 for the six months ended June 30, 2002, including finance charges and a gain from the sale of miscellaneous property and equipment.

        Net Loss.    For the six-month period ended June 30, 2002, we incurred net losses of $797,403 compared to $1,326,180 for the same period in 2001, which represents a decrease of $528,777 or 40%. The decrease in our net loss resulted from decreased operating and depreciation expenses in connection with our decision to cease operations on July 1, 2002.

Liquidity and Capital Resources

        Fiscal Year Ended December 31, 2001.    We had positive working capital of $105,753 and $616,072 at December 31, 2001 and 2000, respectively. During 2001, cash used in operations was $1,038,526 primarily resulting from a net loss of $1,798,976, reduced by depreciation and amortization of $580,530. Cash used in 2001 for investing activities was $82,441 for the purchase of property and equipment. Financing activities provided cash of $615,133, net of issuance costs, from a private placement of the Company's Series A Convertible Preferred Stock.

        During 2000, cash used in operations was $2,728,252, primarily resulting from a net loss of $3,477,450, reduced by depreciation and amortization of $1,048,814. Cash used in 2000 for investing activities was $821,625 for the purchase of property and equipment. Most of the purchases were for hardware and software in support of the new Web-enabled product. Financing activities provided cash of $473,509.

        Six-Month Period Ended June 30, 2002.    We had cash of $13,229 and working capital of $205,348 as of June 30, 2002. Cash used in operating activities during the six-month period ended June 30, 2002 was $143,258. Cash provided by investing activities was $8,719, which was related to the sale of miscellaneous property and equipment.

        On June 28, 2002, the Company entered into an asset purchase agreement with CallVision, Inc., a Washington corporation, pursuant to which the Company has agreed to sell substantially all of its assets to CallVision. The consummation and closing of the asset sale is contingent upon the approval of the Company's shareholders. On July 1, 2002 the Company ceased business operations. Assuming that the asset sale is approved by shareholders at the Special Meeting and CallVision pays the remaining purchase price owed to OneLink upon consummation of the asset sale, the Company will not have enough capital to fund its current minimal operations—consisting solely of maintaining its public reporting status—beyond September 2003.

        In order to maintain its public reporting status, the Company has filed past-due disclosure reports relating to the fiscal year ended 2001, as well as reports relating to the first two fiscal quarters ended March 31 and June 30, 2002. In addition, OneLink has maintained its relationships with its professional legal and accounting advisors, identified cash remaining after the satisfaction of outstanding and expected liabilities, and prepared a budget for the future preparation and filing of public disclosure reports. In this regard, the Company has determined that it can likely maintain OneLink's public reporting status for three fiscal quarters after the consummation of the asset sale. OneLink currently estimates that it will maintain approximately $15,000 for this purpose after the closing.

        After the consummation of the asset sale, the Company will have no ongoing operations and no significant assets. Therefore, the Company will finance its reporting obligations solely from the cash retained after the closing. Furthermore, since the Company intends to satisfy outstanding liabilities with proceeds from the asset sale, it does not anticipate having ongoing liabilities after the asset sale.

        To date, we have not generated revenues sufficient to break even, and have supported business operations through a combination of borrowings and equity sales. Important factors in the board of director's determination to enter into the proposed asset sale with CallVision, Inc. included but were not limited to the following:

  •
  our inability to continue funding existing operations with our current cash flow

  •
  our inability to obtain additional equity or debt financing

  •
  our financial projections, which indicated that we could not increase revenues quickly enough to achieve positive cash flow prior to exhausting our working capital

  •
  the slowdown in the telecommunications industry resulting from the general economic recession, and the concomitant significant reduction in spending on advertising, marketing and promotion by telephone companies

  •
  after seeking strategic partners and/or potential purchasers for our assets, we were unable to find a superior alternative to the proposed sale of assets to CallVision

        Our board of directors believes that the proposed asset sale is in the best interests of OneLink and its shareholders. Accordingly, our board of directors has unanimously approved the form, terms and provisions of the asset sale; determined that the asset sale is fair to and in the best interests of OneLink and its shareholders; approved and declared the asset sale advisable pursuant to an asset purchase agreement containing customary and standard terms and provisions and approved by our board of directors; and recommended that our shareholders approve the asset sale.

New Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations." SFAS No. 141 eliminates the pooling-of-interests method of accounting for business combinations except for qualifying business combinations initiated prior to July 1, 2001. In addition, SFAS No. 141 further clarifies the criteria to recognize intangible assets separately from goodwill. The requirements of SFAS No. 141 are effective for any business combination accounted for by the purchase method that is completed after June 30, 2001. The Company believes the adoption of SFAS No. 141 will not have a material effect on the Company's financial position or results of operations.

        In June 2001, FASB adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 discontinues the amortization of recorded goodwill for fiscal years beginning after December 15, 2001. In the future, goodwill will be reduced based upon an impairment analysis of the amount recorded on the Company's books. To the extent it has been determined that the carrying value of goodwill is not recoverable and is in excess of fair value, an impairment loss will be recognized. The Company believes the adoption of SFAS No. 142 will not have a material effect on the Company's financial position or results of operations.

        In June 2001, FASB issued SFAS No. 143. "Accounting for Asset Retirement Obligations." SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company believes the adoption of SFAS No. 143 will not have a material effect on the Company's financial position or results of operations. In October 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 primarily addresses significant issues relating to the implementation of SFAS No. 121 and develops a single accounting model for long-lived assets to be disposed of, whether primarily held, used or newly acquired. The provisions of SFAS 144 will be effective for fiscal years beginning after December 15, 2001. The provisions of SFAS No. 144 generally are to be applied prospectively. The Company is evaluating the impact of this new accounting standard.

        In April 2002, FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." The Company believes the adoption of SFAS No. 145 will not have a material effect on the Company's financial position or results of operations.

        In June 2002, FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires the recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred versus the date the Company commits to an exit plan. In addition, SFAS No. 146 states the liability should be initially measured at fair value. The requirements of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The Company believes the adoption of SFAS No. 146 will not have a material effect on the Company's financial position or results of operations.

Critical Accounting Estimates

        Our critical accounting policies are those (i) having the most impact on the reporting of our financial condition and results, and (ii) requiring significant judgments and estimates. Our critical accounting policies include those related to property and equipment and a long-term prepaid expense. At December 31, 2001, the Company had net property and equipment of $382,359 and a long-term prepaid expense of $516,509. The estimated fair value of these assets depends on the Company's future performance. As of December 31, 2001, the Company did not record any impairment losses related to these assets. Subsequent to year end, the Company entered into an asset purchase agreement with CallVision, Inc. pursuant to which the Company has agreed to sell substantially all of its assets to CallVision subject to shareholder approval, and will record for the six months ended June 30, 2002, an impairment loss of approximately $336,000.

Changes In and Disagreements with Accountants

        There have been no changes in or disagreements with our accountants during the last two fiscal years.

DISSENTERS' RIGHTS

        Pursuant to the provisions of the Minnesota Business Corporation Act (the "MBCA"), our shareholders are entitled to dissenters' and appraisal rights in connection with the asset sale as described in this Information Statement. Sections 302A.471 and 302A.473 of the MBCA entitle any Company shareholder who objects to the asset sale and who follows the procedures prescribed by Section 302A.473 to receive cash equal to the "fair value" of such shareholder's shares of the Company's capital stock.

        The summary set forth below is a only a summary of the procedures for exercising dissenters' rights. This summary does not purport to be a complete statement of dissenters' rights and is qualified in its entirety by reference to Sections 302A.471 and 302A.473 of the MBCA attached to this Information Statement as Annex A. Any shareholder contemplating the possibility of dissenting from the asset sale should carefully review the text of Annex A (particularly the steps required to perfect dissenters' rights, which are complex) and should also consult with legal counsel. Dissenters' rights will be lost if the procedural requirements of the MBCA are not fully and precisely satisfied.

        The MBCA provides dissenters' rights for any shareholder who objects to the asset sale and who meets two statutory requirements. First, a shareholder must file with the Company a written notice of his, her or its intent to demand the fair value of such shareholder's shares of stock if the asset sale is approved and the actions contemplated by the asset sale are consummated. The notice must be filed with the Company on or before the date on which the vote is taken at the Special Meeting. Second, a shareholder must not vote such shares of stock at the Special Meeting in favor of the asset sale.

        If a shareholder meets these requirements, such shareholder shall be entitled to receive a cash payment of the fair value of his, her or its shares of Company capital stock. A shareholder who does not satisfy each of the requirements of Sections 302A.471 and 302A.473 of the MBCA is not entitled to payment for his, her or its shares of Company capital stock under the MBCA. A shareholder's failure to vote against the asset sale will not itself constitute a waiver of dissenters' rights under the MBCA. In addition, a shareholder's vote against the asset sale will not itself satisfy the notice requirement referred to above. A shareholder's notice of intent to demand payment for his, her or its shares if the asset sale is approved and the actions contemplated by the asset sale are consummated must be filed with the Company at: 10340 Viking Drive, Eden Prairie, Minnesota 55344, Attention: Paul F. Lidsky, prior to the vote on the asset sale at the Special Meeting.

        If the asset sale is approved, the Company must send written notice to all shareholders who have met the two above-described requirements. The Company's notice will contain: (i) the address where the demand for payment and certificates representing shares of the Company's stock (each a "Certificate") must be sent by the shareholder and the date by which they must be received by the Company; (ii) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received; (iii) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares (or an interest in them) and to demand payment; and (iv) a copy of the relevant provisions of the MBCA together with a brief description of the procedures to be followed under those provisions. A shareholder who is sent a notice and who wishes to assert dissenters' rights must demand payment and deposit his or her Certificate or Certificates within 30 days after such notice is given by the Company.

        Prior to the effective time of the consummation of the actions contemplated by the asset sale, a shareholder who exercises dissenters' rights retains all other rights of a shareholder of the Company. From and after such effective time, dissenting shareholders will no longer be entitled to any rights of a Company shareholder, including but not limited to the right to receive notice of meetings, to vote at any meetings or to receive dividends, and will only be entitled to appraisal rights as provided by the MBCA.

        After the effective time of the consummation of the actions contemplated by the asset sale, or upon receipt of a valid demand for payment, whichever is later, the Company must remit to each dissenting shareholder who complied with the requirements of the MBCA the amount the Company estimates to be the fair value of such shareholder's shares of capital stock, plus interest accrued from the effective time of the sale to the date of payment. The payment also must be accompanied by certain financial data relating to the Company, the Company's estimate of the fair value of the shares together with a description of the method used to reach such estimate, and a copy of the applicable provisions of the MBCA with a brief description of the procedures to be followed in demanding supplemental payment. If a dissenting shareholder believes that the amount remitted is less than the fair value of the Company's stock plus interest, such dissenting shareholder may give written notice to the Company of his or her own estimate of the fair value of the shares, plus interest, within 30 days after the Company mails its remittance, and demand payment of the difference. Failure to make such demand on a timely basis entitles the dissenting shareholder only to the amount offered.

        If the Company receives a demand from a dissenting shareholder to pay such difference, it shall, within 60 days after receiving the demand, either pay to the dissenting shareholder the amount demanded or agreed to by the dissenting shareholder after discussion with the Company, or file in court a petition requesting that the court determine the fair value of the Company's stock. The court may appoint one or more appraisers to receive evidence and make recommendations to the court on the amount of the fair value of the shares. The court shall determine whether the dissenting shareholder has complied with the requirements of Section 302A.473 of the MBCA and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use. The fair value of the shares as determined by the court is binding on all dissenting shareholders. If the court determines that the fair value of the shares is in excess of the amount, if any, remitted by the Company, then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds such amount previously remitted. A dissenting shareholder will not be liable to the Company if the amount, if any, remitted to such shareholder exceeds the fair value of the shares, as determined by the court, plus interest.

        Costs of the court proceeding shall be determined by the court and assessed against the Company, except that part or all of the costs may be assessed against any dissenting shareholders whose actions in demanding supplemental payments are found by the court to be arbitrary, vexatious or not in good faith. If the court finds that the Company did not substantially comply with the relevant provisions of the MBCA, the court may assess the fees and expenses, if any, of attorneys or experts as the court deems equitable against the Company. Such fees and expenses may also be assessed against any party in bringing the proceedings if the court finds that such party has acted arbitrarily, vexatiously or not in good faith, and may be awarded to a party injured by those actions. The court may award, in its discretion, fees and expenses of an attorney for the dissenting shareholders out of the amount awarded to such shareholders, if any.

        A shareholder of record may assert dissenters' rights as to fewer than all of the shares registered in such shareholder's name only if he or she dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the Company in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of such a partial dissenting shareholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

        Under Subdivision 4 of Section 302A.471 of the MBCA, a shareholder has no right, at law or in equity, to set aside the approval of the asset sale or the consummation of the actions contemplated thereby unless such adoption or consummation was fraudulent with respect to such shareholder or the Company.

SECURITY OWNERSHIP OF
MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth certain information with respect to beneficial ownership of the Company's common stock as of the record date by: (i) each director of the Company, (ii) the chief executive officer of the Company, (iii) all directors and executive officers of the Company as a group, and (iv) each person or entity known by the Company to own beneficially more than five percent (5%) of the Company's common stock. Unless otherwise indicated, the address of each beneficial owner is 10340 Viking Drive, Suite 150, Eden Prairie, Minnesota 55344.

Name and Address of Shareholder	Number of Shares Beneficially Owned(1)	Percent of Outstanding Shares(1)
Paul F. Lidsky(2)	487,200	4.7%
Ronald E. Eibensteiner(3) U S Bancorp Building 800 Nicollet Mall, Suite 2690 Minneapolis, MN 55402	1,330,000	12.7%
Vin Weber(4) 1775 I Street, N.W. Washington, D.C. 20006	75,294	*
Mark Ricca(5) 90 East Halsey Road Parsippany, NJ 07054	20,000	*
Thomas M. Kieffer(6) 4300 Market Pointe Dr., Ste 100 Bloomington, MN 55435	75,000	*
All named executive officers and directors as a group (five persons)(7)	1,987,494	18.0%
Perkins Capital Management, Inc.(8) 730 East Lake Street Wayzata, MN 55391-1769	2,255,867	22.9%
Fargo Investments, LP(9) 11100 Santa Monica Blvd., Suite 1900 Los Angeles, CA 90025	1,117,000	11.1%
Wayne W. Mills(10) 5020 Blake Rd. S. Edina, MN 55436	703,000	7.1%

*
less than 1 percent

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes general voting power and/or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of the record date are deemed outstanding for computing the beneficial ownership percentage of the person holding such options or warrants but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Except as indicated by footnote, the persons named in the table above have the sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)
Includes (i) 450,000 shares of common stock issuable pursuant to options exercisable within 60 days, and (ii) 200 shares of common stock held indirectly by Mr. Lidsky.

(3)
Includes (i) 400,000 shares of common stock issuable pursuant to options exercisable within 60 days, and (ii) 200,000 shares of Series A Convertible Preferred Stock which is convertible into approximately 200,000 shares of common stock.

(4)
Includes 73,000 shares of common stock issuable pursuant to options exercisable within 60 days.

(5)
Represents 20,000 shares of common stock issuable pursuant to options exercisable within 60 days.

(6)
Includes 50,000 shares of common stock issuable pursuant to options exercisable within 60 days.

(7)
Includes (i) 993,000 shares of common stock issuable pursuant to options exercisable within 60 days and (ii) 200,000 shares of Series A Convertible Preferred Stock which is convertible into approximately 200,000 shares of common stock.

(8)
As disclosed in a Schedule 13G filed on January 29, 2002, Perkins Capital Management, Inc. has sole power to vote or direct the vote for 1,160,167 shares and sole power to dispose of or direct the disposition of all shares listed in the table as beneficially owned by it. The officers and portolio managers of Perkins Capital Management, Inc. are reported to be Richard W. Perkins, Daniel S. Perkins and Richard C. Perkins.

(9)
As disclosed in a Schedule 13G filed on March 17, 2000, Fargo Investments' holdings include 50,000 shares of common stock held by Bradford M. Freeman, its general partner. Also includes 200,000 shares of Series A Convertible Preferred Stock which is convertible into approximately 200,000 shares of common stock. As of March 17, 2000, Bradford M. Freeman and Ronald P. Spogli were reported to share beneficial ownership of the shares held by Fargo Investments, L.P.

(10)
As disclosed in a Schedule 13G/A filed on February 7, 2002.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the internet website maintained by the SEC at: http://www.sec.gov.

You should rely only on the information contained in this Information Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Information Statement. This Information Statement is dated November 13, 2002. You should not assume that the information contained in this Information Statement is accurate as of any date other than such date, and the mailing of this information statement to shareholders shall not create any implication to the contrary.

INDEPENDENT AUDITORS' REPORT

To Shareholders and Board of Directors of
OneLink, Inc.

        We have audited the accompanying balance sheets of OneLink, Inc. as of December 31, 2001 and 2000, and the related statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OneLink, Inc. as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company had net losses for the years ended December 31, 2001 and 2000 and had an accumulated deficit at December 31, 2001. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                      /s/ VIRCHOW, KRAUSE & COMPANY, LLP

Minneapolis, Minnesota
February 13, 2002

OneLink

Balance Sheets

	December 31,
	2001	2000
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$147,768	$653,602
Trade accounts receivable	145,761	304,481
Prepaid expenses	65,207	104,401

Total current assets:	358,736	1,062,484

PROPERTY AND EQUIPMENT:
Furniture and equipment	513,793	583,988
TeleSmart equipment	997,171	991,531
Product equipment	214,505	214,505
Web-based software	745,940	745,940

	2,471,409	2,535,964
Accumulated depreciation and amortization	(2,089,050)	(1,652,251)

Total property and equipment, net:	382,359	883,713

OTHER ASSETS:
Long-term prepaid expense	516,509	688,679
Deposits	11,465	11,465

Total Assets:	$1,269,069	$2,646,341

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$54,305	$115,767
Accrued payroll and related taxes	33,212	162,348
Accrued expenses	62,110	143,297
Deferred revenue	103,356	25,000

Total current liabilities:	252,983	446,412

SHAREHOLDERS' EQUITY:
Capital stock, par value $.01 per share, 50,000,000 shares authorized:
Series A Convertible Preferred Stock, par value $.01 per share: Authorized shares—1,400,000 Issued and outstanding shares: 2001—1,320,000 and 2000—0 ($660,000 liquidation preference)	13,200	—
Common stock, par value $.01 per share: Authorized shares—40,000,000 Issued and outstanding shares: 2001—9,861,254 and 2000—9,861,254	98,612	98,612
Additional paid-in capital	16,116,976	15,515,043
Stock-subscription receivable	(223,922)	(223,922)
Accumulated deficit	(14,988,780)	(13,189,804)

Total shareholders' equity:	1,016,086	2,199,929

Total liabilities and shareholders' equity:	$1,269,069	$2,646,341

See accompanying notes to audited financial statements.

OneLink

Statements of Operations

	Years ended December 31,
	2001	2000
REVENUES	$1,639,929	$2,046,284
COST OF REVENUES	1,030,835	1,291,787

GROSS PROFIT	609,094	754,497

OPERATING EXPENSES:
Selling	363,790	570,097
Research and product development	451,944	1,857,181
General and administrative	1,653,166	1,922,935
Restructuring expenses	29,906	—

Total Operating Expenses:	2,498,806	4,350,213

OPERATING LOSS	(1,889,712)	(3,595,716)
OTHER INCOME (EXPENSE):
Interest income	18,940	121,785
Other income (expense)	71,796	(3,519)

Net Loss:	$(1,798,976)	$(3,477,450)

NET LOSS PER COMMON SHARE:
Basic and diluted	$(.18)	$(.36)
WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic and diluted	9,861,254	9,712,155

See accompanying notes to audited financial statements.

OneLink

Statements of Shareholders' Equity

	Series A Convertible Preferred Stock
			Common Stock
					Additional Paid-In Capital	Stock Subscription Receivable	Accumulated Deficit	Total Shareholders' Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 1999	—	—	9,254,018	$92,540	$14,076,000	$(226,852)	$(9,712,354)	$4,229,334
Exercise of stock warrants, net of issuance costs	—	—	359,500	3,595	454,530	—	—	458,125
Exercise of stock options	—	—	30,350	303	31,289	—	—	31,592
Payments on contingent stockholder notes	—	—	—	—	(31,593)	—	—	(31,593)
Issuance of warrants for services	—	—	—	—	113,687	—	—	113,687
Stock issued as payment on long-term prepaid expense	—	—	217,386	2,174	858,675	—	—	860,849
Payment on stock subscription receivable	—	—	—	—	12,455	2,930	—	15,385
Net loss	—	—	—	—	—	—	(3,477,450)	(3,477,450)

Balance at December 31, 2000	—	—	9,861,254	98,612	15,515,043	(223,922)	(13,189,804)	2,199,929
Private placement of Series A convertible preferred stock, net of issuance costs	1,320,000	13,200	—	—	601,933	—	—	615,133
Net loss	—	—	—	—	—	—	(1,798,976)	(1,798,976)

Balance at December 31, 2001	1,320,000	13,200	9,861,254	$98,612	$16,116,976	$(223,922)	$(14,988,780)	$1,016,086

See accompanying notes to audited financial statements.

OneLink

Statements of Cash Flows

	Years ended December 31,
	2001		2000
Operating activities
NET LOSS		$(1,798,976)		$(3,477,450)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH USED IN OPERATING ACTIVITIES:
Depreciation and amortization		580,530		1,048,814
Loss on disposal of property		3,265		4,275
Warrants issued for services		—		113,687
Changes in operating assets and liabilities:
Trade accounts receivable		158,720		66,999
Inventory, net		—		7,104
Prepaid expenses		211,364		129,476
Accounts payable, payroll and related taxes and accrued expenses		(271,785)		(603,476)
Deferred revenue		78,356		(17,682)

Net cash used in operating activities:		(1,038,526)		(2,728,252)

Investing activities
PURCHASES OF PROPERTY AND EQUIPMENT		(83,954)		(821,675)
PROCEEDS FROM THE SALE OF EQUIPMENT		1,513		50

Net cash used in investing activities:		(82,441)		(821,625)

Financing activities
PAYMENTS ON CONTINGENT SHAREHOLDER NOTES		—		(31,593)
PROCEEDS FROM EXERCISE OF STOCK OPTIONS		—		31,592
PROCEEDS FROM PAYMENT ON STOCK-SUBSCRIPTION RECEIVABLE		—		15,385
PROCEEDS FROM PRIVATE PLACEMENT OF SERIES A CONVERTIBLE PREFERRED STOCK, NET OF ISSUANCE COSTS		615,133		—
PROCEEDS FROM EXERCISE OF WARRANTS, NET OF ISSUANCE COSTS		—		458,125

Net cash provided by financing activities:		615,133		473,509

DECREASE IN CASH AND CASH EQUIVALENTS		(505,834)		(3,076,368)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR		653,602		3,729,970

Cash and cash equivalents at end of year:		$147,768		$653,602

Supplemental cash flow information
CASH PAID FOR INTEREST	$		$
CASH PAID FOR INCOME TAXES		—		—
Noncash financing activities
COMMON STOCK ISSUED IN EXCHANGE FOR LONG-TERM PREPAID EXPENSE	$			$860,849

See accompanying notes to audited financial statements.

Notes to Audited Financial Statements

1.    Description of Business

        OneLink, Inc. was incorporated in Minnesota in June 1990. Prior to July 1, 2002, OneLink provided telecommunications-based business-intelligence services via the Internet. Our services enabled the production of business-intelligence reports based on caller data of business customers available from telecommunications companies. The reports included summaries and detail of the data about the location of the businesses' incoming callers, frequency of calls, number of unanswered calls, busy calls, and similar information. Incumbent Local Exchange Carriers (referred to in the industry as "ILECs") provided the data we used to generate the business-intelligence reports. We sold our service directly to ILECs, primarily targeting the Regional Bell Operating Companies, and the ILECs in turn marketed and sold our services under their own private branding to their own business customers (which we refer to as "end-user customers"), especially small to medium-sized businesses depending on incoming telephone calls to generate revenue (e.g., businesses that rely on reservations, appointments, service calls, etc.).

        On June 28, 2002, the Company entered into an asset purchase agreement with CallVision, Inc., a Washington corporation, pursuant to which the Company has agreed to sell substantially all of its assets to CallVision. The Company has ceased conducting business operations and has transferred physical possession of its operating assets to CallVision. The consummation and closing of the asset sale is contingent upon the approval of the Company's shareholders.

        The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern. The Company had net losses for the years ended December 31, 2001 and 2000 and had an accumulated deficit at December 31, 2001. As noted in Note 11 to the financial statements, the Company has entered into an asset purchase agreement to sell substantially all of its assets. Upon the closing of this transaction, the Company will not have any material assets and will not have sufficient funds to pay ongoing operating expenses. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

2.    Summary of Accounting Policies

        Revenue Recognition.    Revenue for services is recognized at the end of each month in which services are provided. Revenue for product sales is recorded upon shipment. Revenue on certain contracts may require revenue recognition under contract accounting rules, whereby revenue is recognized on a percentage-of-completion basis. Billings in excess of costs and estimated earnings are included in deferred revenue. The Company ensures that the transactions comply with the seven conditions and six considerations contained in Accounting and Auditing Enforcement Release No. 108 of the SEC. In November 1999, the SEC issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition." SAB No. 101, as amended, sets forth the SEC staff's position regarding the point at which it is appropriate for a registrant to recognize revenue. The staff believes that revenue is realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or service has been rendered, the seller's price to the buyer is fixed or determinable, and collectibility is reasonably assured. The Company uses the above criteria to determine whether revenue can be recognized, and therefore, believes that the issuance of this bulletin did not have a material impact on these financial statements. The Company adopted SAB No. 101 during the year ended December 31, 2000 and the effect of adoption was not material to the Company's financial statements.

        The Company extends unsecured credit to customers in the normal course of business. The Company believes all accounts receivable are fully collectible at December 31, 2001 and 2000, respectively.

        Use of Estimates.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions affecting the amounts reported in the financial statements and accompanying notes. Actual results could differ from the estimates.

        Stock-Based Compensation.    The Company follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations in accounting for its stock options. Under APB 25, when the exercise price of stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

        The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Accordingly, the Company has made pro forma disclosures of what net loss and net loss per share would have been had the provisions of SFAS No. 123 been applied to the Company's stock options.

        Cash Equivalents.    The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company deposits its cash in a high quality financial institution. The balances, at times, may exceed federally insured limits.

        Property and Equipment.    Property and equipment is stated at cost. Depreciation of an asset is recognized on the straight-line basis over the asset's estimated useful life ranging from one to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life. Maintenance, repairs and minor renewals are expensed when incurred. Depreciation and amortization expense on property and equipment was $580,530 and $1,048,814 for the years ended December 31, 2001 and 2000, respectively.

        The Company has adopted Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 requires the capitalization of direct costs incurred in connection with developing or obtaining software for internal use, including external direct costs of materials and services and payroll and payroll-related costs for employees who are directly associated with and devote time to an internal-use software-development project. During 2001 and 2000, no software-development costs were capitalized.

        Long-term prepaid expense.    The long-term prepaid expense is being amortized using the straight-line method over five years. The carrying value of the long-term prepaid expense is reviewed if the facts and circumstances suggest that it may be impaired. If the review indicates that the long-term prepaid expense will not be recoverable, as determined based on the undiscounted cash flows of the assets acquired over the remaining amortization period, the Company's carrying value of the long-term prepaid expense is reduced by the estimated shortfall of cash flows.

        Income Taxes.    The Company accounts for income taxes using the liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to the temporary differences between the financial and income tax reporting bases of assets and liabilities.

        Net Loss Per Share.    Basic and diluted loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding for the reporting period. Dilutive common-equivalent shares have not been included in the computation of diluted loss per share because their inclusion would be antidilutive. Antidilutive common equivalent shares issuable based on future exercise of stock options or warrants could potentially dilute basic loss per share in subsequent years. All options and warrants outstanding during the years ended December 31, 2001 and 2000 were anti dilutive (see Note 5).

        Fair Value of Financial Instruments.    The carrying amounts for all financial instruments approximate fair value. The carrying amounts for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of these instruments.

        Recent Accounting Pronouncements.    SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, is effective for years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge criteria are met. Special accounting for qualifying hedges allows derivative gains or losses to offset related results on the hedged item in the statement of operations and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The adoption of SFAS No. 133 did not have a material effect on the Company's financial position or results of operations as the Company has no derivative instruments.

        In June 2001, FASB issued SFAS No. 141 "Business Combinations." SFAS No. 141 eliminates the pooling-of-interest method of accounting for business combinations except for qualifying business combinations that were initiated prior to July 1, 2001. In addition, SFAS No. 141 further clarifies the criteria to recognize intangible assets separately from goodwill. The requirements of SFAS No. 141 are effective for any business combination accounted for by the purchase method that is completed after June 30, 2001. The Company believes the adoption of SFAS No. 141 will not have a material effect on the Company's financial position or results of operations.

        In June 2001, FASB adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 discontinues the amortization of recorded goodwill for fiscal years beginning after December 15, 2001. In the future, goodwill will be reduced based upon an impairment analysis of the amount recorded on the Company's books. To the extent it has been determined that the carrying value of goodwill is not recoverable and is in excess of fair value, an impairment loss will be recognized. The Company believes the adoption of SFAS No. 142 will not have a material effect on the Company's financial position or results of operations.

        In June 2001, FASB issued SFAS No. 143. "Accounting for Asset Retirement Obligations." SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company believes the adoption of SFAS No. 143 will not have a material effect on the Company's financial position or results of operations.

        In October 2001, FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121. SFAS No. 144 primarily addresses significant issues relating to the implementation of SFAS No. 121 and develops a single accounting model for long-lived assets to be disposed of, whether primarily held, used or newly acquired. The provisions of SFAS No. 144 will be effective for fiscal years beginning after December 15, 2001. The provisions of SFAS No. 144 generally are to be applied prospectively. The Company believes the adoption of SFAS No. 144 will not have a material effect on the Company's financial position or results of operations.

        In April 2002, FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." The Company believes the adoption of SFAS No. 145 will not have a material effect on the Company's financial position or results of operations.

        In June 2002, FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires the recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred versus the date the Company commits to an exit plan. In addition, SFAS No. 146 states the liability should be initially measured at fair value. The requirements of SFAS No. 146 are effective for exit or disposal activities initiated after December 31, 2002. The Company believes the adoption of SFAS No. 146 will not have a material effect on the Company's financial position or results of operations.

3.    Contingent Shareholder Notes Payable

        In January 1994, the Company acquired 219,364 shares of common stock from two shareholders for $2.18 per share by issuing promissory notes totaling $478,212 which bear interest at 6%. These shares have been canceled and retired. Under the terms of the notes, payments shall be made when, and only if, the Company receives payments for the exercise of options under its stock option plan until the notes are paid in full. The Company is required to use 100% of any cash proceeds resulting from the exercise of options under the Stock Option Plan to pay down these obligations until the notes are satisfied. Management cannot currently determine if additional options will be exercised, thereby requiring payments on the notes. Consequently, no liability has been recorded in the financial statements. No interest payments were made on these promissory notes in 2001 and 2000. The principal balances of the promissory notes are $465,769 at December 31, 2001 and 2000.

4.    Shareholders' Equity

        During December 1999, the Company sold 113,426 shares of common stock and received a stock-subscription receivable for $226,852. The receivable is payable when payments on the contingent shareholder notes payable are made by the Company (see Note 3). The outstanding balance on the stock-subscription receivable earns interest at 6%. There were no payments made in 2001. Payments, consisting primarily of interest, of $0 and $15,385 were made on this subscription receivable in 2001 and 2000, respectively. The principal balance of the subscription receivable was $223,922 at December 31, 2001 and 2000.

        During the year ended December 31, 2001, the Company sold 1,320,000 shares of Series A Convertible Preferred Stock and received net proceeds of $615,133. The preferred stock has voting rights identical to common stock. In the event of liquidation, the Series A Preferred Shareholders receive a liquidation preference of $660,000.

        The holder of Series A Convertible Preferred Stock may elect to convert all or a portion of the shares of Series A Convertible Preferred Stock held into common stock of the Company as defined in the Series A Convertible Preferred Stock Certificate of Designation on file with the Minnesota Secretary of State.

5.    Warrants and Stock Options

        During 2000, the Company issued warrants to purchase 72,501 shares of the Company's common stock for services rendered to the Company. These warrants have an exercise price ranging from $0.60 to $2.94 with a weighted-average exercise price of $1.57. The value of these warrants was determined to be $113,687.

        During 2000, holders of 359,500 warrants exercised their warrants at exercise prices ranging from $1.00 to $1.75 with the weighted-average exercise price being $1.27. Net proceeds to the Company were $458,125.

        During 2001, no warrants were issued or exercised. At December 31, 2001, the Company had 184,991 warrants outstanding with exercise prices ranging from $0.60 to $2.94. The warrants expire serially through December 2005.

        The Company established a stock option plan in 1994 to provide incentives to employees and under which 3,000,000 shares of common stock have been reserved for issuance. The options can be either incentive stock options or non-statutory stock options and are valued at the fair market value of the stock on the date of grant. The options generally vest over a period of four years and have a life of six to ten years.

        The Company established a stock option plan in 1999 to provide incentives to directors and officers and under which 600,000 shares of common stock have been reserved for issuance. The options can only be non-qualified stock options and are valued at the fair market value of the common stock on the date of grant unless otherwise determined by the plan administrator, in which case the option may not be less than 85% of the fair market value of the common stock on the date of grant.

        At December 31, 2001, the Company had 1,275,557 exercisable options outstanding with a weighted-average exercise price of $1.46, and a weighted-average remaining contractual life of 6.5 years.

        The following table summarizes options and warrants to purchase shares of the Company's common stock:

	Options Outstanding	Weighted Average Exercise Price Per Share	Range of Option Exercise Price	Warrants Outstanding	Weighted Average Exercise Price Per Share
Balance at December 31, 1999	2,201,577	$1.37	$.81 to $3.50	679,990	$2.03
Granted	670,000	2.23	$.75 to $4.63	72,501	1.57
Exercised or redeemed	(30,350)	1.04	$.81 to $1.50	(359,500)	1.27
Canceled/expired	(262,483)	1.34	$.94 to $2.18	(13,500)	2.67
Balance at December 31, 2000	2,578,744	1.60	$.75 to $4.63	379,491	2.64
Granted	170,000	0.56	$.37 to $1.03	—	—
Exercised	—	—	—	—	—
Canceled/expired	(467,414)	2.03	$.75 to $4.63	(194,500)	3.73
Balance at December 31, 2001	2,281,330	$1.43	$.37 to $3.88	184,991	$1.50

        The following table summarizes information about stock options outstanding at December 31, 2001:

	Options outstanding			Options exercisable
Exercise Prices	Number outstanding	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable	Weighted-Average Exercise Price
$0.37 - $0.75	220,000	9.27	$0.54	25,000	$0.75
$1.00 - $1.50	1,118,330	6.39	1.06	625,473	1.06
$1.75 - $2.25	730,000	5.40	1.84	599,584	1.84
$2.88 - $3.88	213,000	8.03	2.93	25,500	3.05

$0.37 - $3.88	2,281,330	6.50	$1.43	1,275,557	$1.46

        Stock-Based Compensation.    The Company accounts for stock-based compensation plans under APB No. 25. The pro forma disclosure of the effect of SFAS No. 123 on net loss and net loss per share for the years ended December 31, 2001 and 2000 is presented below. The fair value of these options was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions for 2001 and 2000:risk-free interest rate of 5% and 5%, volatility of 151% and 77%, and a maximum option life of ten years. Calculations of fair value assume no dividends will be paid on the Company's common stock. The weighted-average fair value of options granted during the years ended December 31, 2001 and 2000 were $0.56 and $1.58, respectively.

	2001	2000
Pro forma net loss	$(2,097,701)	$(3,861,258)
Pro forma net loss per common share—basic and diluted	$(.21)	$(.40)

6.    Income Taxes

        The Company has net operating loss carryforwards of approximately $14,350,000 at December 31, 2001 expiring at various times beginning 2008 that can be used to offset future taxable income and research and development credit carryforwards of approximately $101,000 which, if not used, will begin to expire in 2007. These carryforwards are subject to the limitations of the Internal Revenue Code Section 382 in the event of certain changes in the equity ownership of the Company.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The temporary differences principally relate to net operating loss carryforwards and depreciation.

        The Company has recorded a full valuation allowance against the net deferred tax asset due to the uncertainty of realizing the related benefits as follows at December 31:

	2001	2000
Deferred income tax assets:
Net operating loss carryforwards	$5,747,500	$4,983,700
Research and development credit carryforwards	101,000	101,000
Less: valuation allowance	(5,498,400)	(4,735,700)
Deferred income tax liabilities:
Depreciation and amortization	(350,100)	(309,100)
Asset valuation reserves and other	0	(39,900)

	(350,100)	(349,000)

Net deferred income tax assets	$—	$—

        Income tax computed at the U. S. federal statutory rate reconciled to the effective tax rate is as follows for the years ended December 31:

	2001	2000
Federal statutory tax rate benefits	-35.0%	-35.0%
State tax, net of federal benefit	-5.0%	-5.0%
Change in valuation allowance	43.2%	38.0%
Permanent differences	0.1%	0.1%
Other	-3.3%	1.9%
Effective tax rate	0.0%	0.0%

7.    Retirement Savings Plan

        The Company has a pre-tax salary reduction/profit sharing plan under the provisions of Section 401(k) of the Internal Revenue Code, which covers employees meeting certain eligibility requirements. The plan does not currently allow for Company contributions.

8.    Lease Commitment

        The Company leases its administrative facilities under an operating lease. The lease requires monthly rental payments of $8,571 increasing to $8,914 over the life of the lease, and the Company's pro rata share of operating expenses. The lease expires on June 30, 2003 with an option to extend the lease term for an additional five years. Rent expense, excluding operating expenses, was $100,793 and $96,679 for the years ended December 31, 2001 and 2000, respectively. See Note 11.

9.    Employment agreement

        The Company has an employment agreement with one employee. The agreement allows for wage continuation for up to 12 months in the event of a change in control of the Company or termination without cause.

10.  Significant Customers

        Revenues to three customers were 46%, 31% and 23% of total revenues in 2001 and 20%, 58% and 23% of total trade accounts receivable at December 31, 2001. Revenues to three customers were 43%, 32% and 17% of total revenues in 2000 and 54%, 32% and 0% of total trade accounts receivable at December 31, 2000.

11.  Subsequent Events—Unaudited

        On June 28, 2002, the Company entered into an asset purchase agreement with CallVision Inc. to sell substantially all its assets of its business in exchange for cash payments of up to $214,300. Pursuant to the signing of a definitive asset purchase agreement, CallVision, Inc. will pay the Company the sum of $100,000 in cash, plus up to an additional $14,300 in cash for the Company's June office rent and T-1 bandwidth. At the closing, CallVision will pay the Company $100,000 in cash. In addition, CallVision has agreed to pay the Company an amount equal to 15% of any revenue generated from the sale of current or future versions of the the Company's TeleSmart and Telemetrics products during the period from closing through December 31, 2003.

        During the six months ended June 30, 2002, the Company recorded an impairment loss on a long-term prepaid expense and property and equipment sold to CallVision, Inc. of approximately $336,000 in connection with the proposed asset sale to CallVision.

        The Company successfully negotiated with the property's landlord for a termination of the lease (described in Note 8 above) without penalty as of July 1, 2002.

OneLink

Balance Sheets

	June 30, 2002	December 31, 2001
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$13,229	$147,768
Trade accounts receivable, net of allowance for doubtful accounts of $0 in 2002 and 2001	109,812	145,761
Receivable, sale of TeleSmart & TeleMetrics Products	214,300	0
Prepaid expenses	14,239	65,207

Total current assets	351,580	358,736

Property and equipment:
Furniture and equipment	49,927	513,793
TeleSmart equipment	0	997,171
Product equipment	0	214,505
Web-based software	0	745,940

Total property and equipment	49,927	2,471,409
Accumulated depreciation and amortization	(48,057)	(2,089,050)

	1,870	382,359

Other assets:
Long-term prepaid expense, net of amortization	0	516,509
Deposits	11,465	11,465

	11,465	527,974

Total assets	$364,915	$1,269,069

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$83,483	$54,305
Accrued payroll and related taxes	1,706	33,212
Accrued expenses	61,043	62,110
Deferred revenue	0	103,356

Total current liabilities	146,232	252,983

Shareholders' equity:
Series A Convertible Preferred Stock, par value $.01 per share, Authorized shares—1,400,000; Issued and outstanding shares: 2002 and 2001—1,320,000 and 0, respectively	13,200	13,200
Common Stock, par value $.01 per share, Authorized shares—50,000,000; Issued and outstanding shares: 2002 and 2001—9,861,254	98,612	98,612
Additional paid-in capital	16,116,976	16,116,976
Stock-subscription receivable	(223,922)	(223,922)
Accumulated deficit	(15,786,183)	(14,988,780)

Total shareholders' equity	218,683	1,013,086

Total liabilities and shareholders' equity	$364,915	$1,269,069

See accompanying notes to unaudited interim financial statements.

OneLink

Statements of Operations (unaudited)

	Six months ended June 30,
	2002	2001
Revenues
TeleSmart	$419,517	$520,697
Consulting	65,153	318,113
Product/Set-up fees	12,525	15,130
Customer Service	59,854	65,069

Total Revenues	557,048	919,009
Cost of revenues	388,273	572,116

Gross profit	168,775	346,893

Operating expenses:
Selling	32,285	323,753
General and administrative	564,815	969,217
Research and product development	40,067	393,953
Impairment charge related to TeleSmart and TeleMetrics Products	336,506	0

Total operating expenses	973,673	1,686,923

Operating loss	(804,898)	(1,340,030)
Interest income	458	13,850
Other income	7,037	0

Net loss	$(797,403)	$(1,326,180)

Net loss per common share:
Basic and Diluted	$(.08)	$(.13)

Weighted average number of shares outstanding (Basic and Diluted)	9,861,254	9,861,254

See accompanying notes to unaudited interim financial statements.

OneLink

Statements of Cash Flows (unaudited)

	Six months ended June 30,
	2002	2001
Operating activities:
Net loss	$(797,403)	$(1,326,180)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	209,189	295,155
Net gain on sale of property and equipment	(7,241)	0
Loss on sale of TeleSmart and TeleMetrics Products	336,506	0
Changes in operating assets and liabilities:
Accounts receivable, net	35,949	38,217
Prepaid expenses and deposits	137,053	126,965
Accounts payable and accrued expenses	(3,395)	(46,448)
Deferred revenue	(53,916)	274,356

Net cash used in operating activities	(143,258)	(637,935)

Investing activities:
Proceeds from sale of property and equipment	8,719	0
Purchases of property and equipment	0	(80,942)

Net cash used in investing activities	8,719	(80,942)

Financing activities:
Proceeds from issuance of Series A convertible preferred stock, net	0	615,833

Net cash provided by financing activities	0	615,833

Decrease in cash and cash equivalents	(134,539)	(103,044)
Cash and cash equivalents at beginning of period	147,768	653,602

Cash and cash equivalents at end of period	$13,229	$550,558

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for interest	$0	$0
Cash paid during the period for taxes	$0	$0
Supplemental Disclosure of Non-cash Investing and Financing Activities:
Accounts received related to the sale of the TeleSmart and TeleMetrics Products	$214,300	$0

See accompanying notes to unaudited interim financial statements.

Notes to Unaudited Financial Statements:

Quarter Ended June 30, 2002

1.    Summary of Significant Accounting Policies.

        Interim Financial Information.    The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the U. S. Securities and Exchange Commission for interim financial information. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. Operating results for the six months ended June 30, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002. The accompanying financial statements and related notes should be read in conjunction with our audited financial statements, and notes thereto, for the fiscal year ended December 31, 2001, contained in our Annual Report on Form 10-KSB for the year ended December 31, 2001 (Readers should also carefully review Note 2 below discussing the sale of assets).

        The financial information furnished reflects, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of the interim periods presented.

        Revenue Recognition.    Revenue for services is recognized at the end of each month in which services are provided. Revenue for product sales is recorded upon shipment. Revenue on certain contracts may require revenue recognition under contract accounting rules, whereby revenue is recognized on a percentage-of-completion basis. Billings in excess of costs and estimated earnings are included in deferred revenue. The Company ensures that the transactions comply with the seven conditions and six considerations contained in Accounting and Auditing Enforcement Release No. 108 of the SEC.

        Net Loss Per Share.    Basic and diluted loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding for the reporting period. Dilutive common-equivalent shares have not been included in the computation of diluted net loss per share because their inclusion would be antidilutive. Antidilutive common equivalent shares issuable based on future exercise of stock options or warrants could potentially dilute basic loss per share in subsequent years. All options and warrants outstanding were antidilutive at June 30, 2002 and 2001.

2.    Sale of Assets

        On April 24, 2002, the Company announced that its ability to generate cash flow was severely impacted by the downturn in the telecommunications market. The severe downturn greatly delayed the deployment of the Company's products by Regional Bell Operating Companies. On June 3, 2002, the Company announced that a letter of intent was signed with CallVision, Inc. pursuant to which CallVision agreed in principle to purchase substantially all of the Company's assets. The Company entered into an asset purchase agreement with CallVision,

Inc. on June 28, 2002, and ceased operations as of July 1, 2002. The proceeds to be received from the sale of the Company's assets are not expected to be sufficient to allow the Company to make any distributions to the Company's shareholders.

        Pursuant to the asset purchase agreement with CallVision, the Company will sell substantially all its assets in exchange for cash payments of up to $214,300. Upon the execution and delivery of the asset purchase agreement, CallVision paid the Company $100,000 in cash, plus an additional $14,300 in cash for the Company's June 2002 office rent and T-1 bandwidth. At the closing of the asset sale, CallVision will pay the Company $100,000 in cash and an amount equal to 15% of revenue generated from certain sales of current or future versions of the Company's TeleSmart and TeleMetrics products during the period from closing through December 31, 2003. The closing of the asset purchase agreement is contingent upon the approval of the asset sale by the Company's shareholders. During the three months ended June 30, 2002, the Company record an impairment loss on a long-term prepaid expense, and property and equipment sold to CallVision of approximately $336,000 in connection with the proposed asset sale to CallVision.

ANNEX A

SECTIONS 302A.471 AND 302A.473
OF THE MINNESOTA BUSINESS CORPORATION ACT

302A.471. Rights of dissenting shareholders

        Subdivision 1. Actions creating rights.    A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (a)  An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

            (1)  alters or abolishes a preferential right of the shares;

            (2)  creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

            (3)  alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

            (4)  excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

          (b)  A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

          (c)  A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3;

          (d)  A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, except as provided in subdivision 3; or

          (e)  Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

        Subdivision 2. Beneficial owners.    (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

        (b)  A beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

        Subdivision 3. Rights not to apply.    (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring corporation in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

        (b)  If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

        Subdivision 4. Other rights.    The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473. Procedures for asserting dissenters' rights

        Subdivision 1. Definitions.    (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

        (b)  "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

        (c)  "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

        (d)  "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

        Subdivision 2. Notice of action.    If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

        Subdivision 3. Notice of dissent.    If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

        Subdivision 4. Notice of procedure; deposit of shares.    (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

          (1)  The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

          (2)  Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

          (3)  A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

          (4)  A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

        (b)  In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

        Subdivision 5. Payment; return of shares.    (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

          (1)  The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

          (2)  An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

          (3)  A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

        (b)  The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

        (c)  If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

        Subdivision 6. Supplemental payment; demand.    If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

        Subdivision 7. Petition; determination.    If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

        Subdivision 8. Costs; fees; expenses.    (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

        (b)  If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

        (c)  The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

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SUMMARY TERM SHEET
FORWARD-LOOKING STATEMENTS
BACKGROUND OF THE ASSET SALE
DESCRIPTION OF THE ASSET SALE
THE COMPANY
MANAGEMENT'S DISCUSSION AND ANALYSIS
DISSENTERS' RIGHTS
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
INDEPENDENT AUDITORS' REPORT
OneLink Balance Sheets
OneLink Statements of Operations
OneLink Statements of Shareholders' Equity
OneLink Statements of Cash Flows
Notes to Audited Financial Statements
OneLink Balance Sheets
OneLink Statements of Operations (unaudited)
OneLink Statements of Cash Flows (unaudited)
Notes to Unaudited Financial Statements: Quarter Ended June 30, 2002
SECTIONS 302A.471 AND 302A.473 OF THE MINNESOTA BUSINESS CORPORATION ACT